Exhibit 4.18

SHIPBUILDING CONTRACT

CONTRACT NO. 2013NYZ351GR

FOR

CONSTRUCTION OF ONE 82,000 DWT BULK CARRIER

(HULL NO. YZJ2013-1142)

BETWEEN

OCEANUS INVESTMENTS LIMITED

as BUYER

AND

Jiangsu Tianchen Marine Import & Export Co., Ltd.

And

Jiangsu New Yangzi Shipbuilding Co., Ltd.

And

Jiangsu Yangzijiang Shipbuilding Co., Ltd.

Collectively as SELLER

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

CONTENTS

SHIPBUILDING CONTRACT		6

ARTICLE I - DESCRIPTION AND CLASS		7

1.	DESCRIPTION	7

2.	CLASS AND RULES	7

3.	PRINCIPAL PARTICULARS AND DIMENSIONS OF THE VESSEL	8

4.	GUARANTEED SPEED	8

5.	GUARANTEED FUEL CONSUMPTION	9

6.	GUARANTEED DEADWEIGHT	9

7.	SUBCONTRACTING	9

8.	REGISTRATION	10

9.	DRYDOCKING	10

ARTICLE II - CONTRACT PRICE & TERMS OF PAYMENT		11

1.	CONTRACT PRICE	11

2.	CURRENCY	11

3.	TERMS OF PAYMENT	11

4.	METHOD OF PAYMENT	12

5.	PREPAYMENT	12

6.	SECURITY FOR PAYMENT OF INSTALMENTS BEFORE DELIVERY	12

7.	REFUNDS	13

ARTICLE III - ADJUSTMENT OF THE CONTRACT PRICE		14

1.	DELAYED DELIVERY	14

2.	INSUFFICIENT SPEED	15

3.	EXCESSIVE FUEL CONSUMPTION	16

4.	INSUFFICIENT DEADWEIGHT	16

5.	EFFECT OF RESCISSION	17

ARTICLE IV - SUPERVISION AND INSPECTION		18

1.	APPOINTMENT OF THE BUYER’S SUPERVISOR	18

2.	APPROVAL OF PLANS AND DRAWINGS	18

3.	SUPERVISION AND INSPECTION BY THE SUPERVISOR	19

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

4.	LIABILITY OF THE SELLER	21

5.	SALARIES AND EXPENSES	21

6.	REPORT OF PROGRESS	22

7.	REPLACEMENT OF SUPERVISOR	22

ARTICLE V - MODIFICATION, CHANGES AND EXTRAS		23

1.	HOW EFFECTED	23

2.	CHANGES IN RULES AND REGULATIONS, ETC.	23

3.	SUBSTITUTION OF MATERIALS AND/OR EQUIPMENT	24

4.	BUYER’S SUPPLIED ITEMS	25

ARTICLE VI - TRIALS		27

1.	NOTICE	27

2.	HOW CONDUCTED	28

3.	TRIAL LOAD DRAFT	28

4.	METHOD OF ACCEPTANCE OR REJECTION	29

5.	DISPOSITION OF SURPLUS CONSUMABLE STORES	30

6.	EFFECT OF ACCEPTANCE	30

ARTICLE VII - DELIVERY		32

1.	TIME AND PLACE	32

2.	WHEN AND HOW EFFECTED	32

3.	DOCUMENTS TO BE DELIVERED TO THE BUYER	32

4.	TITLE AND RISK	34

5.	REMOVAL OF VESSEL	34

6.	TENDER OF THE VESSEL	35

ARTICLE VIII - DELAYS & EXTENSION OF TIME FOR DELIVERY		36

1.	CAUSE OF PERMISSIBLE DELAYS	36

2.	NOTICE OF DELAY	37

3.	RIGHT TO CANCEL FOR EXCESSIVE DELAY	37

4.	DEFINITION OF PERMISSIBLE DELAY	38

ARTICLE IX - WARRANTY OF QUALITY		39

1.	GUARANTEE OF MATERIAL AND WORKMANSHIP	39

2.	NOTICE OF DEFECTS	39

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

3.	REMEDY OF DEFECTS	39

4.	EXTENT OF THE SELLER’S LIABILITY	40

5.	GUARANTEE ENGINEER	42

ARTICLE X - CANCELLATION, REJECTION AND RESCISSION BY THE BUYER		43

ARTICLE XI - BUYER'S DEFAULT		44

1.	DEFINITION OF BUYER’S DEFAULT	44

2.	NOTICE OF DEFAULT	44

3.	INTEREST AND CHARGE	45

4.	DEFAULT BEFORE DELIVERY OF THE VESSEL	45

5.	SALE OF THE VESSEL	46

ARTICLE XII - INSURANCE		48

1.	EXTENT OF INSURANCE COVERAGE	48

2.	APPLICATION OF RECOVERED AMOUNT	48

3.	TERMINATION OF THE SELLER’S OBLIGATION TO INSURE	49

ARTICLE XIII - DISPUTES AND ARBITRATION		50

1.	PROCEEDINGS	50

2.	ALTERNATIVE ARBITRATION BY AGREEMENT	50

3.	NOTICE OF AWARD	51

4.	EXPENSES	51

5.	AWARD OF ARBITRATION	51

6.	ALTERATION OF DELIVERY TIME	51

RIGHT OF ASSIGNMENT		52

ARTICLE XV - TAXES AND DUTIES		53

1.	TAXES	53

2.	DUTIES	53

ARTICLE XVI - PATENTS, TRADEMARKS AND COPYRIGHTS		54

ARTICLE XVII - NOTICE		55

ARTICLE XVIII - EFFECTIVE DATE OF CONTRACT		57

ARTICLE XIX - INTERPRETATION		58

1.	LAW APPLICABLE	58

2.	DISCREPANCIES	58

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

3.	DEFINITION	58

4.	THE SELLER	58

5.	AMENDMENT	59

6.	ENTIRE AGREMENT	59

Exhibit "A": IRREVOCABLE LETTER OF REFUND GUARANTEE		61

Exhibit "B": IRREVOCABLE LETTER OF PAYMENT GUARANTEE		68

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

SHIPBUILDING CONTRACT

CONTRACT NO. 2013NYZ351GR

FOR

CONSTRUCTION OF ONE 82,000 DWT BULK CARRIER

(HULL NO. YZJ2013-1142)

This CONTRACT, entered into this 26th day of February, 2014 by and between

OCEANUS INVESTMENTS LIMITED, a company organized and existing under the Laws of Marshall Islands with a registered office at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960, or its guaranteed nominee (hereinafter called the “BUYER”) on one part;

And

Jiangsu Tianchen Marine Import & Export Co., Ltd., a company organized and existing under the Laws of the People’s Republic of China with a registered office at Room 602, No. 260 Furong Road, Jiangyin City, Jiangsu Province, the People’s Republic of China (hereinafter called “JSTC”), and Jiangsu New Yangzi Shipbuilding Co., Ltd., a company organized and existing under the Laws of the People’s Republic of China with a registered office at 1# Lianyi Road, Jiangyin-Jingjiang Industry Zone, Jingjiang City, Jiangsu Province, the People’s Republic of China 214532 and Jiangsu Yangzijiang Shipbuilding Co., Ltd., a company organized and existing under the Laws of the People’s Republic of China with a registered office at 38 Shiyugang Road, Jiangyin City, Jiangsu Province, 214431, the People’s Republic of China (hereinafter called the “BUILDER”), (“JSTC” and “BUILDER” hereinafter collectively called the “SELLER”) on the other part.

WITNESSETH

In consideration of the mutual covenants contained herein, the SELLER agrees to design, build, launch, equip and complete at the BUILDER's Shipyard in Jiangyin City, Jiangsu Province, the People’s Republic of China and to sell and deliver to the BUYER after completion and successful trial one (1) 82,000 Metric Tons Deadweight Bulk Carrier as more fully described in Article I hereof, to be registered under the flag of [Convenience Flag] (to be decided before signing) and the BUYER agrees to purchase and take delivery of the aforesaid VESSEL from the SELLER and to pay for the same in accordance with the terms and conditions hereinafter set forth.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ARTICLE I - DESCRIPTION AND CLASS

1.	DESCRIPTION

The VESSEL is a Single Screw, Diesel-Driven, Bulk Carrier of 81,800 metric tons deadweight, at scantling draft moulded of 14.45 m (hereinafter called the "VESSEL") of the class described below. The VESSEL shall have the BUILDER's Hull No. YZJ2013-1142 and shall be designed, constructed, equipped and completed in accordance with the following "Specifications", which shall be identical to the vessel with the SELLER’s Hull No. YZJ2013-1088:

(1)	Building Specification (Drawing No.: YZJ2013-007-01)
(2)	General Arrangement (Drawing No.: YZJ2013-007-02)
(3)	Preliminary Midship Section (Drawing No.: YZJ2013-007-03)
(4)	Addendum No.1 for Building Specification (dated on September 3rd 2013)
(5)	Makers list (dated on February 26th 2014)

Attached hereto and signed by each of the parties to this Contract (hereinafter collectively called the "Specifications"), forming an integral part hereof.

2.	CLASS AND RULES

The VESSEL, including its machinery, equipment and outfitting, shall be designed, constructed, tested and delivered in accordance with the rules and regulations issued and having becoming effective up to and on the date of signing this Contract of the American Bureau of Shipping (hereinafter referred to as “ABS” or “Classification Society”), under its supervision and shall be classed by ABS at time of delivery as a Bulk Carrier with the following notation:

+A1 (E) Bulk Carrier, CSR, CPS, BC-A {Holds 2, 4, and 6 may be empty}, Grab[20] , AB-CM, ESP, UWILD, +AMS, +ACCU, TCM,

and shall also comply with the rules and regulations as fully described in the Specifications and be built and equipped ready for the service under the flag of [Convenience Flag] (to be decided by the BUYER within 30 days after signing of this Contract).

The requirements of the authorities as fully described in the Specifications including that of the Classification Society are to include any additional rules or circulars thereof (as specified in the Specifications) which have already been issued and become compulsorily applicable up to and/or on the date of signing the Contract.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

The SELLER shall arrange with the Classification Society to assign a Representative or Representatives (hereinafter called the "Classification Surveyor") to the BUILDER’s Shipyard for supervision of the construction of the VESSEL.

All fees and charges incidental to Classification and to comply with the rules, regulations and requirements as referred to in this Contract and/or described in the Specifications issued up to the date of signing this Contract as well as royalties, if any, payable on account of the design and/or construction of the VESSEL shall be for the account of the SELLER, except as otherwise provided and agreed herein. The key plans, materials and workmanship entering into the construction of the VESSEL shall at all times be subject to inspections and tests in accordance with the rules and regulations of the Classification Society and any other regulatory, as applicable.

Decisions of the Classification Society as to compliance or noncompliance with Classification rules and regulations shall be final and binding upon the parties hereto.

3.	PRINCIPAL PARTICULARS AND DIMENSIONS OF THE VESSEL

(a)	Hull:
Length, overall	approx.229.00 m
Length, between perpendiculars	225.30 m
Breadth, moulded	32.26 m
Depth, moulded	20.00 m
Designed draft, moulded	12.20 m
Scantling draft	14.45 m
Deadweight in metric tons on scantling draft, In salt water of 1.025 specific gravity	81,800 t

(b)	Propelling Machinery:

The VESSEL shall be equipped, in accordance with the Specifications, with MAN B&W 6S60ME-C8.2 (IMO TIER II) type Main Engine, developing a service maximum continuous output (SMCR) of 9,800 KW at 90.3 RPM.

4.	GUARANTEED SPEED

The SELLER guarantees that the service speed of the VESSEL after correction is to be not less than 14.3 knots ("Guaranteed Speed "), in mean draft of 12.20m at main engine output of 7,448 kW at 82.4 RPM (NCR) with 15% sea margin, with new and clean hull and propeller, newly painted hull, smooth and deep water, calm sea with no wind, no wave and no current as stipulated in the Specification.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

5.	GUARANTEED FUEL CONSUMPTION

The SELLER guarantees a specific fuel oil consumption of not more than:

At NCR output (7,448kW) measured during the main engine maker’s shop trial (Tolerance +6%) i.e.159.1g/kwh + 6% ("Guaranteed Fuel Consumption").

The Guaranteed Fuel Consumption is valid under the following conditions:

(a) ISO standard reference conditions:
Suction air temperature	25 degrees C
Total barometric pressure	1 bar
Charge air cooling-water temperature	25 degrees C
(b) Net calorific value of fuel	42,700 kJ/kg

6.	GUARANTEED DEADWEIGHT

The SELLER guarantees that the VESSEL is to have a deadweight of not less than 81,800 metric tons (the “Guaranteed Deadweight”) at the scantling draft moulded of 14.45 m in sea water of 1.025 specific gravity.

The term, "Deadweight", as used in this Contract, shall be as defined in the Specifications.

The actual deadweight of the VESSEL expressed in metric tons shall be based on calculations made by the BUILDER and checked by the BUYER and all measurements necessary for such calculations shall be performed in the presence of the BUYER’s Supervisor(s) or the party authorized by the BUYER and Classification Society’s Surveyor(s).

Should there be any dispute between the BUILDER and the BUYER in connection with such calculations and/or measurements, the decision of the Classification Society shall be final and binding upon both parties.

7.	SUBCONTRACTING

The SELLER may, at its sole discretion and responsibility, subcontract any portion of the construction work of the VESSEL to experienced subcontractors, but delivery and final assembly into the VESSEL of any such work subcontracted shall be at the BUILDER’s Shipyard.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

List with subcontractors, location and specific block numbers to be submitted before steel cutting, and subcontracting not to exceed twenty five (25%) of the steel structure.

Distance to subcontractors facilities not to exceed one and a half (1.5) hour from BUILDER’S Shipyard.

In its contracts with its subcontractors, the SELLER shall always ensure reasonable time margins so as to avoid delays in the progress of the construction of the Vessel.

The SELLER shall remain fully responsible for such subcontracted work under this Contract.

8.	REGISTRATION

The VESSEL shall be registered by the BUYER at its own cost and expenses under the Laws of [Convenience Flag] (to be decided by the BUYER within 30 days after signing of this Contract) at the time of delivery and acceptance thereof.

9.	DRYDOCKING

If the VESSEL stays in fresh water after launching until delivery to the BUYER for a period of not more than 180 days, it shall be exempted from drydocking, provided however that the final antifouling paint has been applied by the SELLER in strict accordance with the paint suppliers’ recommendations (such recommendations to be submitted to the BUYER for information) before the launching of the VESSEL.

In the event that the VESSEL stays in fresh water for a period of more than 180 days, the SELLER shall carry out at SELLER’s a drydocking of the VESSEL.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ARTICLE II - CONTRACT PRICE & TERMS OF PAYMENT

1.	CONTRACT PRICE

The purchase price of the VESSEL is United States Dollars Thirty Million Five Hundred and Fifty Thousand (US$30,550,000.00) cash only, net receivable by the SELLER (hereinafter called the “Contract Price”), which is exclusive of the price for the BUYER’s Supplied Items as provided in Article V hereof, and shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract.

The contract price shall in no way be changed or affected by fluctuations or changes to labor cost, steel price, material cost or exchange rate.

2.	CURRENCY

Any and all payments by the BUYER to the SELLER under this Contract shall be made in United States Dollars.

3.	TERMS OF PAYMENT

The Contract Price shall be paid by the BUYER to the SELLER in instalments as follows:

(a) 1st Instalment:

The sum of United States Dollars Nine Million One Hundred and Sixty-five Thousand only (US$ 9,165,000.00) representing thirty percent (30%) of the Contract Price, shall become due and payable and be paid within five (5) New York banking days from the date of receipt by SWIFT by the BUYER of the Letter of Guarantee covering the 1st instalment as stipulated in Paragraph 7 of this Article.

(b) 2nd Installment (payment upon Delivery of the VESSEL):

The sum of United States Dollars Twenty-one Million Three Hundred and Eighty-five Thousand only (US$ 21,385,000.00) representing seventy percent (70%) plus any increase or minus any decrease due to modifications and/or adjustments of the Contract Price in accordance with provisions of the relevant Articles hereof, shall become due and payable and be paid by the BUYER to the SELLER concurrently with delivery of the VESSEL. The SELLER shall send to the BUYER a telefax or email demand for this installment ten (10) New York banking days prior to the scheduled date of delivery of the VESSEL.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

4.	METHOD OF PAYMENT

(a) 1st Instalment:

The BUYER shall remit the amount of this instalment in accordance with Article II, Paragraph 3(a) by telegraphic transfer to a receiving bank nominated by the SELLER in the commercial invoice, which shall be provided at least 5 New York banking days prior to the due date for payment. The SELLER shall confirm receipt of the amount to the BUYER by telefax or email.

(b) 2nd Instalment (Payable upon delivery of the VESSEL):

The BUYER shall, at least two (2) New York banking days prior to the scheduled date of delivery of the VESSEL, make an irrevocable cash deposit in the name of the BUYER with a bank nominated by the SELLER, for a period of fifteen (15) days and covering the amount of this instalment (as adjusted in accordance with the provisions of this Contract), with an irrevocable instruction that the said amount shall be released to the SELLER against presentation by the SELLER to the said bank nominated by the SELLER, of a copy of the Protocol of Delivery and Acceptance signed by the BUYER’s and the SELLER’s duly authorized representatives. Interest, if any, accrued from such deposit, shall be for the benefit of the BUYER.

If the delivery of the VESSEL is not effected on or before the expiry of the aforesaid fifteen (15) days deposit period, the BUYER shall have the right to withdraw the said deposit plus accrued interest upon the expiry date. However when the newly scheduled delivery date is notified to the BUYER by the SELLER, the BUYER shall make the cash deposit in accordance with the same terms and conditions as set out above, unless the BUYER has the right to rescind the Contract and has exercised such right in accordance with the Contract.

5.	PREPAYMENT

The BUYER shall have the right to make prepayment of any and all instalments before delivery of the VESSEL, by giving to the SELLER at least thirty (30) days prior written notice, without any price adjustment of the VESSEL for such prepayment unless otherwise mutually agreed.

6.	SECURITY FOR PAYMENT OF INSTALMENTS BEFORE DELIVERY

No need for payment guarantee.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

7.	REFUNDS

All payments made by the BUYER prior to delivery of the VESSEL shall be in the nature of advance to the SELLER, and in the event this Contract is rescinded or cancelled by the BUYER, in accordance with the specific terms of this Contract permitting such rescission or cancellation, the SELLER shall refund to the BUYER in United States Dollars the full amount of all sums already paid by the BUYER to the SELLER under this Contract, together with interest (at the rate of five percent (5%) per annum) from the respective payment date(s) to the date of remittance by telegraphic transfer of such refund to the account specified by the BUYER.

As security to the BUYER, the SELLER shall deliver to the BUYER, prior to the BUYER’s arrangement of the remittance of the 1st instalment , an irrevocable Refund Guarantee for the 1stinstalment plus interest at the rate of five percent (5%) per annum in a form acceptable to the BUYER and BUYER’s Bank which shall be annexed to this Contract as per Exhibit "A" which shall be issued by a first class Chinese bank (hereinafter called the “Refund Guarantor”) acceptable to the BUYER and the BUYER’s bank. within forty five (45) days after final mutual agreement on the form and substance of such Refund Guarantee.

However, in the event of any dispute between the SELLER and the BUYER with regard to the SELLER's obligation to repay the installment or installments paid by the BUYER and to the BUYER's right to demand payment from the Refund Guarantor, under its guarantee, and such dispute is submitted either by the SELLER or by the BUYER for arbitration in accordance with Article XIII hereof, the Refund Guarantor shall withhold and defer payment until the arbitration award between the SELLER and the BUYER is published. The Refund Guarantor shall not be obligated to make any payment unless the arbitration award orders the SELLER to make repayment. If the SELLER fails to honour the award, then the Refund Guarantor shall refund to the extent the arbitration award orders.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ARTICLE III - ADJUSTMENT OF THE CONTRACT PRICE

The Contract Price of the VESSEL shall be subject to adjustments as hereinafter set forth. It is hereby understood by both parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty.

1.	DELAYED DELIVERY

(a)	No adjustment shall be made, and the Contract Price shall remain unchanged for the first thirty (30) days of delay in delivery of the VESSEL beyond the Delivery Date as defined in Article VII hereof ending as of 23:59 (Beijing Time) of the thirtieth (30th) day of delay.

(b)	If the delivery of the VESSEL is delayed more than thirty (30) days, but less than two hundred and ten (210) days after the Delivery Date as defined in Article VII hereof, then, in such event, beginning at 23:59 (Beijing Time) of the thirtieth (30th) day after the date on which delivery is required under this Contract, the Contract Price of the VESSEL shall be reduced by deducting therefrom the sum of United States Dollars Six Thousand only (US$6,000.00) per day of delay.

Unless the parties hereto agree otherwise, the total reduction in the Contract Price shall be deducted from the second (2nd) instalment of the Contract Price and in any event (including the event that the BUYER consents to take the VESSEL at a later date after the expiration of two hundred and ten (210) days delay of delivery as described in Paragraph 1(c) of this Article) shall not be more than one hundred and eighty (180) days at the above specified rates of reduction after the thirty (30) days allowance, that is United States Dollars One Million Eighty Thousand Thousand only (US$1,080,000.00) being the maximum.

(c)	If the delay in the delivery of the VESSEL continues for a period of two hundred and ten (210) days after the Delivery Date as defined in Article VII, then in such event, the BUYER may, at its option, rescind or cancel this Contract in accordance with the provisions of Article X of this Contract. The SELLER may at any time after the expiration of the aforementioned two hundred and ten (210) days, if the BUYER has not served notice of cancellation pursuant to Article X, notify the BUYER of the date upon which the SELLER estimates the VESSEL will be ready for delivery and demand in writing the BUYER to make an election, in which case the BUYER shall, within thirty (30) days after such demand is received by the BUYER, either notify the SELLER of its decision to cancel this Contract, or consent to take delivery of the VESSEL at an agreed future date, it being understood and agreed by the parties hereto that, if the VESSEL is not delivered by such future date, the BUYER shall have the same right of cancellation upon the same terms, as herein above provided.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

(d)	For the purpose of this Article, the delivery of the VESSEL shall not be deemed delayed and the Contract Price shall not be reduced when and if the Delivery Date of the VESSEL is extended by reason of causes and provisions of Articles V, VI, XI, XII and XIII hereof on account of which the Contract expressly provides for the Delivery Date to be extended. The Contract Price shall not be adjusted or reduced if the delivery of the VESSEL is delayed by reason of permissible delays as defined in Article VIII hereof.

2.	INSUFFICIENT SPEED

(a)	The Contract Price of the VESSEL shall not be affected nor changed by reason of the actual speed (as determined by the Trial Run after correction according to the Specifications) being less than three tenths (3/10) of one (1) knot below the Guaranteed Speed as specified in Paragraph 4 of Article I of this Contract.

(b)	However, commencing with and including a deficiency of three tenths (3/10) of one (1) knot in actual speed (as determined by the Trial Run after correction according to the Specifications) below the Guaranteed Speed as specified in Paragraph 4, Article I of this Contract, the Contract Price shall be reduced as follows:

In case of deficiency of less than 0.30 knot	US$	0
In case of deficiency
at or above 0.30 but below 0.40 knot	US$	100,000
at or above 0.40 but below 0.50 knot	US$	125,000
at or above 0.50 but below 0.60 knot	US$	175,000
at or above 0.60 but below 0.70 knot	US$	225,000
at or above 0.70 but below 0.80 knot	US$	275,000
at or above 0.80 but below 0.90 knot	US$	325,000
at or above 0.90 but below 1.00 knot	US$	375,000

(c)	If the deficiency in actual speed (as determined by the Trial Run after correction according to the Specifications) of the VESSEL upon the Trial Run, is more than one (1) knot below the Guaranteed Speed, then the BUYER may at its option reject the VESSEL and rescind this Contract in accordance with provisions of Article X of this Contract, or may accept the VESSEL at a reduction in the Contract Price as above provided, by United States Dollars Three Hundred and Seventy-five Thousand only (US$375,000.00) being the maximum.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

3.	EXCESSIVE FUEL CONSUMPTION

(a)	The Contract Price of the VESSEL shall not be affected nor changed if the actual fuel consumption of the Main Engine, as determined by shop trial in manufacturer's works, as per the Specifications, is greater than the Guaranteed Fuel Consumption as specified and required under the provisions of this Contract and the Specifications if such actual excess is equal to or less than six percent (6%).

(b)	However, if the actual fuel consumption as determined by shop trial is greater than six percent (6%) above the Guaranteed Fuel Consumption then, the Contract Price shall be reduced by the sum of United States Dollars Sixty Thousand Only (US$60,000.00) for each full one percent (1%) increase in fuel consumption in excess of the above said six percent (6%) (fractions of one percent to be regarded as a full percent).

(c)	If as determined by shop trial such actual fuel consumption of the Main Engine is more than ten percent (10%) in excess of the Guaranteed Fuel Consumption, i.e. the fuel consumption exceeds 175.01 gram/KW/hour, the BUYER may, subject to the BUILDER’s right to effect alternations of corrections as specified in the following sub-paragraph of Article III 3 (d) hereof, at its option, reject the VESSEL and rescind this Contract, in accordance with the provisions of Article X of this Contract or may accept the VESSEL at a reduction in the Contract Price by United States Dollars Two Hundred and forty Thousand (US$240,000.00) being the maximum.

4.	INSUFFICIENT DEADWEIGHT

(a)	In the event that there is a deficiency in the actual deadweight of the VESSEL determined as provided in the Specifications, the Contract Price shall not be decreased if such deficiency is eight hundred (800) metric tons or less below the Guaranteed Deadweight at scantling draft of 14.45 meters in sea water of 1.025 specific gravity.

(b)	However, the Contract Price shall be decreased by the sum of United States Dollars Five Hundred (US$500.00) for each full metric ton of such deficiency being more than eight hundred (800) metric tons.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

(c)	In the event that there should be a deficiency in the VESSEL's actual deadweight which exceeds one thousand and six hundred (1,600) metric tons below the Guaranteed Deadweight, the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X of this Contract, or may accept the VESSEL with reduction in the Contract Price in the maximum amount of United States Dollars Four Hundred Thousand only (US$ 400,000.00).

5.	EFFECT OF RESCISSION

It is expressly understood and agreed by the parties hereto that in any case as stated herein, if the BUYER rescinds this Contract pursuant to any provision under this Article, the BUYER, save its rights and remedy set out in Article X hereof, shall not be entitled to any liquidated damage or compensation whether described above or otherwise.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ARTICLE IV - SUPERVISION AND INSPECTION

1.	APPOINTMENT OF THE BUYER’S SUPERVISOR

The BUYER shall send in good time and maintain at the BUILDER’s Shipyard, at the BUYER’s own cost and expense, one or more Representative(s) who shall be duly accredited in writing by the BUYER (such Representative(s) being hereinafter collectively and individually called the "Supervisor") to supervise and survey the construction by the BUILDER of the VESSEL, her engines, equipment and all accessories.The SELLER hereby warrants that the necessary invitation letter for the Supervisor to enter China will be issued in order on demand and without delay provided that the Supervisor meets with the rules, regulations and Laws of the People's Republic of China and the BUILDER will provide its best assistance for issuance of visa for all representatives of the SUPERVISOR. The BUYER undertakes to give the SELLER adequate notice for the application of visa.

2.	APPROVAL OF PLANS AND DRAWINGS

The SELLER shall, within Thirty (30) days after the effectiveness of this Contract, provide the list of the plans and drawings which are agreed between the SELLER and Hull No.YZJ2013-1088 Buyer to the BUYER for reference (hereinbelow called "the LIST").

It is expressly agreed between the parties that, notwithstanding anything contained herein or herein-below to the contrary:

(a)	No drawings and/or plans shall be required to be submitted by the SELLER to the BUYER for approval provided that the drawings and/or plans used by and applicable to the Hull No.YZJ2013-1088 vessel are or have been approved by the Hull No.YZJ2013-1088 Buyer and the Classification Society. However, the SELLER shall provide the BUYER with one copy of the drawing in electronic version (PDF) duly approved by the Classification Society (with the comments, if any). The SELLER will provide one set of hard and electronic copy (PDF) of drawing and/or plans in clean version to the BUYER’s site office

(b)	No model test and inclining test shall be required for the VESSEL. The sea trial and mooring test shall be required to be performed as the subsequent vessel of the Hull No.YZJ2013-1088 Vessel.

(c)	No modification to the construction and/or plans and/or drawings shall be required or demanded by the BUYER during the construction period of the VESSEL.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

(d)	If there is any modification to the construction and/or plans and/or drawings and/or Specifications as required by the Hull No.YZJ2013-1088 Buyer and there is any adjustment of any terms of the Contract for the Hull No.YZJ2013-1088 vessel, such adjustment/modification which will not affect the Contract Price, Delivery Date and the VESSEL’s performance, shall be correspondingly and automatically applied to the VESSEL

In the event that there is any modification required by the Hull No.YZJ2013-1088 Buyer involves extra cost, the BUYER shall have the option to decide whether to apply the modification or not. The BUYER shall, within three (3) days after receipt of the SELLER’s notice of such above modification, reply the BUYER’s final decision on application or not. If the BUYER fails to reply the BUYER’s final decision on application or not within three (3) days as above, such modification will be deemed to be automatically rejected by the BUYER.

(e)	The BUYER undertakes to maintain sufficient number of the supervisors at the BUILDER’s yard throughout the period of construction of the VESSEL so as to meet the SELLER’s requirements for inspection, survey and attending tests and/or trials, regardless whether such required inspection, survey and attending tests and/or trials will occur during the daytime or in the evening, during the weekend (Saturday and Sunday) or any public holiday.

3.	SUPERVISION AND INSPECTION BY THE SUPERVISOR

The necessary inspection of the VESSEL, its machinery, equipment and outfitting shall be carried out by the Classification Society or by other applicable regulatory bodies and/or inspection team of the BUILDER throughout the entire period of construction in order to ensure that the construction of the VESSEL is duly performed in accordance with the Contract and Specifications.

The Supervisor shall have, at all times until delivery of the VESSEL, the right to attend tests according to the mutually agreed test list and inspect the VESSEL, her engines, accessories and materials at the BUILDER’s Shipyard, its subcontractors’ premises or any other place where work is done or materials are stored in connection with the VESSEL.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

In the event that the Supervisor discovers any construction or material or workmanship which does not or will not conform to the requirements of this Contract and/or the Specifications, the Supervisor shall promptly give the BUILDER a notice in writing as to such nonconformity, upon receipt of which the BUILDER shall correct such nonconformity if the BUILDER agrees with the BUYER. In case of dispute between the BUILDER and the BUYER in respect of the notified nonconformity either party may submit the issue to the Classification Society or to arbitration in accordance with Article XIII hereof. In any circumstances, the SELLER shall be entitled to proceed with the construction of the VESSEL even if there exists discrepancy in the opinion between the BUYER and the BUILDER, without however prejudice to the BUYER’s right for submitting the issue for determination by the Classification Society or arbitration in accordance with the provisions hereof. However the BUYER undertakes and assures the BUILDER that the Supervisor shall carry out his inspections in accordance with the Specifications with mutually agreed inspection procedure and schedule and usual shipbuilding practice and in a way as to minimize any increase in building costs and delays in the construction of the VESSEL. Once a test has been witnessed and approved by the BUYER’s Representatives, the same test should not have to be repeated, provided it has been carried out in compliance with the requirements of the Classification Society and specifications.

The working hours of the Supervisor shall be arranged in accordance of the working schedule of the BUILDER.

Except in the event of exceptional circumstances, inspections, tests and shop trials will be held during normal working hours which are defined as:

Monday to Friday from 0800 hrs to 1730 hrs

Saturday from 0800 hrs-1200 hrs

The BUILDER shall provide the Supervisor with at least one (1) day advance notice in writing of tests and inspections, including shop tests, which the Supervisor shall attend within the BUILDER’s Shipyard and at least three (3) days advance notice with respect to any other locations within China and at least fifteen (15) days outside of China. Failure by the Supervisor to be present at such tests, trial and inspections after due notice to him as aforesaid shall be deemed to be a waiver of the Supervisor’s right to be present. In the event that BUILDER needs an inspection to be made during non-working hours for smooth progress of work, the Supervisor shall exercise his reasonable endeavors to attend such inspection provided that SELLER has given a reasonable advance notice to the Supervisor. If the BUYER’s Supervisor does not attend any such tests having been given due notice to attend, the BUYER shall be obliged to accept the results of such tests on the basis of acceptance of such tests by the Classification Society as the case may be.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

The BUILDER agrees to furnish free of charge the Supervisor with office space and other reasonable facilities which shall include air conditioning, telephone and internet according to BUILDER’s practice at, or in the immediate vicinity of the BUILDER’s Shipyard. But the fees for the communication like telephone, telefax, etc. shall be borne by the BUYER. At all times, during the construction of the VESSEL until delivery thereof, the Supervisor shall be given free and ready access to the VESSEL, her engines and all accessories, and to any other place where the work is being done, or the materials are being processed or stored, in connection with the construction of the VESSEL, including the yards, workshops, stores of the BUILDER, and the premises of subcontractors of the BUILDER, who are doing work, or storing materials in connection with the VESSEL’s construction. The travel expenses for the said access to BUILDER’s subcontractors outside of Jiangsu Province shall be at BUYER’s account. The transportation, of any nature whatsoever, shall be provided to the Supervisor by the BUYER except for transportation to such subcontractors’ premises within Jiangsu Province which shall be paid by BUILDER.

The SELLER shall promptly provide to each Supervisor and shall ensure that its subcontractors shall promptly provide all such information, as each Supervisor may reasonably request in connection with the construction of the VESSEL and her engines, equipment and machinery.

4.	LIABILITY OF THE SELLER

The Supervisor engaged by the BUYER under this Contract shall at all times be deemed to be in the employ of the BUYER. The SELLER shall be under no liability whatsoever to the BUYER, or to the Supervisor or the BUYER’s employees or agents for personal injuries, including death, during the time when they, or any of them, are on the VESSEL, or within the premises of either the SELLER or its subcontractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, were caused by gross negligence of the SELLER, or of any of the SELLER’s employees or agents or subcontractors of the SELLER. Nor shall the SELLER be under any liability whatsoever to the BUYER for damage to, or loss or destruction of property in China of the BUYER or of the Supervisor, or of the BUYER’s employees or agents, unless such damage, loss or destruction was caused by gross negligence of the SELLER, or of any of the employees, or agents or subcontractors of the SELLER.

5.	SALARIES AND EXPENSES

All salaries and expenses of the Supervisor, or any other employees employed by the BUYER under this Article, shall be for the BUYER’s account.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

6.	REPORT OF PROGRESS

The SELLER is obliged to report monthly in written form to the BUYER before each milestone the condition in the progress as to the construction of the VESSEL during the construction of the VESSEL.

7.	REPLACEMENT OF SUPERVISOR

The SELLER has the right to request the BUYER in writing to replace any of the Supervisor(s) who is deemed unsuitable and unsatisfactory for the proper progress of the VESSEL’s construction together with reasons. The BUYER shall investigate the situation by sending its representative to the BUILDER's shipyard, if necessary, and if the BUYER considers that such SELLER’s request is justified, the BUYER shall effect the replacement as soon as conveniently arrangeable.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ARTICLE V - MODIFICATION, CHANGES AND EXTRAS

1.	HOW EFFECTED

The Specifications and Plans in accordance with which the VESSEL is constructed, may not be modified and/or changed at any time:

(1)	No modification to the construction and/or plans and/or drawings shall be required by the BUYER in the course of construction.

(2)	If there is any modification to the construction and/or plans and/or drawings and/or Specifications as required by the Hull No.YZJ2013-1088 Buyer and there is any adjustment of any terms of the Contract for the Hull No.YZJ2013-1088 vessel, such adjustment/modification which will not affect the Contract Price, Delivery Date and the VESSEL’s performance, shall be correspondingly and automatically applied to the VESSEL

In the event that there is any modification required by the Hull No.YZJ2013-1088 Buyer involves extra cost, the BUYER shall have the option to decide whether to apply the modification or not. The BUYER shall, within three (3) days after receipt of the SELLER’s notice of such above modification, reply the BUYER’s final decision on application or not. If the BUYER fails to reply the BUYER’s final decision on application or not within three (3) days as above, such modification will be deemed to be automatically rejected by the BUYER.

2.	CHANGES IN RULES AND REGULATIONS, ETC.

(1)	If, after the date of signing this Contract, any requirements as to the rules and regulations as specified in this Contract and the Specifications to which the construction of the VESSEL is required to conform, are altered or changed by the Classification Society or the other regulatory bodies authorized to make such alterations or changes, the SELLER and/or the BUYER, upon receipt of the notice thereof, shall transmit such information in full to each other in writing, whereupon within fourteen (14) days after receipt of the said notice by the BUYER from the SELLER or vice versa, the BUYER shall instruct the SELLER in writing as to the alterations or changes, if any, to be made in the VESSEL which the BUYER, in its sole discretion, shall decide. The SELLER shall promptly comply with such alterations or changes, if any in the construction of the VESSEL, provided that the BUYER shall first agree (always in writing by email or telefax):

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

(a)	As to any increase or decrease in the Contract Price of the VESSEL that is occasioned by the cost for such compliance; and/or

(b)	As to any extension in the time for delivery of the VESSEL that is necessary due to such compliance; and/or

(c)	As to any increase or decrease in the guaranteed figures stipulated in Article II including but not limited to deadweight and speed of the VESSEL, if such compliance results in increase or decrease in any of the guaranteed figures in Article II; and/or

(d)	As to any other alterations in the terms of this Contract or of Specifications or both, if such compliance makes such alterations of the terms necessary; and/or

(2)	If, due to whatever reasons, the parties shall fail to agree on the adjustment of the Contract Price or extension of the time for delivery or increase or decrease of the guaranteed figures stipulated in Article II or any alteration of the terms of this Contract, if any, then the SELLER shall be entitled to proceed with the construction of the VESSEL in accordance with, and the BUYER shall continue to be bound by, the terms of this Contract and Specifications without making any such alterations or changes

(3)	If the alterations or changes are compulsorily required to be made, then, notwithstanding any dispute between the Parties relating to the adjustment of the Contract Price and/or extension of the time for delivery and/or increase or decrease of the guaranteed figures stipulated in Article II and/or any alteration of the terms of this Contract and/or any other respect, the SELLER shall promptly comply with such alterations or changes first. The BUYER shall in any event bear the costs and expenses of such alterations or changes and be responsible for all consequences of not incorporating such alterations or changes. Any discrepancy with regard to the adjustment of the Contract Price and/or the extension of Delivery Date and/or any other discrepancies to be determined by arbitration in accordance with Article XIII of this Contract.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

3.	SUBSTITUTION OF MATERIALS AND/OR EQUIPMENT

In the event that any of the materials and/or equipment required by the Specifications or otherwise under this Contract for the construction of the VESSEL cannot be procured in time to effect delivery of the VESSEL, the BUILDER may, provided they shall supply adequate evidence and the BUYER so agrees in writing provided always that BUILDER demonstrates that it has made best efforts to obtain such materials in good time, supply other materials and/or equipment of at least the equivalent quality, capable of meeting the requirements of the Classification Society and of the rules, regulations, requirements and recommendations with which the construction of the VESSEL must comply. Such substitution of material shall be at no extra cost to the BUYER.

4.	BUYER’S SUPPLIED ITEMS

The BUYER shall deliver to the BUILDER’s shipyard the items as specified in the Specifications which the BUYER shall supply on BUYER’s account (the “BUYER’s Supplied Items”) by the time designated by the SELLER. The SELLER shall provide the BUYER with a delivery schedule for the BUYER’s Supplied Items as soon as possible after execution of the Contract and The BUYER shall provide the SELLER with a delivery time for the BUYER’s Supplied Items as soon as possible after execution of the Contract but no earlier than having received the SELLER’s delivery schedule.

Should the BUYER fail to deliver to the BUILDER the BUYER’s Supplied Items which are to be installed on the VESSEL within the time specified, the delivery of the VESSEL shall automatically be extended for a period of such delay, provided such delay in delivery of the BUYER’s Supplied Items shall cause delay in construction of the VESSEL and affect the timely delivery of the VESSEL, and provided further that the SELLER complies with the notice provision in this Contract in relation to such delay. In such event, the BUYER shall pay to the SELLER all losses and damages sustained by the SELLER due to such delay in the delivery of the BUYER’s Supplied Items and such payment shall be made upon delivery of the VESSEL as part of the second instalment referred to in Article II provided that the SELLER shall have given the BUYER the time schedule referred to above two (2) months prior to installation onboard, and provided that the SELLER have given the BUYER written notice of any delay in BUYER’s supplied items and the necessary document or advice for such supplies as soon as the delay occurs.

Furthermore, if any delay in delivery of the BUYER’s Supplied Items should exceed fifteen (15) days, the SELLER shall be entitled to proceed with the construction of the VESSEL without installation of such items in or onto the VESSEL, without prejudice to the SELLER’s right hereinabove provided, and the BUYER shall accept the VESSEL so completed.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

The BUILDER shall be responsible for storing and handling of the BUYER’s Supplied Items as specified in the Specifications after delivery to the BUILDER and shall install them on board the VESSEL at the BUILDER’s expenses.

Upon arrival of such shipment of the BUYER’s Supplied Items, both parties shall undertake a joint unpacking inspection. If any damages are found to a supplied item that make it unsuitable for installation, the BUILDER, after consulting the BUYER, shall be entitled to refuse to accept the damaged/defective item. However, upon request by the BUYER the SELLER shall assist the BUYER to

(i)	repair the damaged or defective item, if the SELLER is able to do so, subject to payment by the BUYER of the reasonable proven costs incurred in such repair and/or

(ii)	accept delivery of a replacement item.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ARTICLE VI - TRIALS

1.	NOTICE

The BUYER and the Supervisor shall receive from the SELLER at least fifteen (15) days notice in advance and seven (7) and three (3) days definite notice in advance in writing or by telefax or email confirmed in writing, of the time and place of the VESSEL's sea trial as described in the Specifications (hereinafter referred to as the “Trial Run”) and the BUYER and the Supervisor shall promptly acknowledge receipt of such notice.

The BUYER’s Representatives and/or the Supervisor shall be on board the VESSEL to witness such Trial Run, and to check upon the performance of the VESSEL during the same. Failure of the BUYER’s Representatives to be present at the Trial Run of the VESSEL, after due notice to the BUYER and the Supervisor as provided above, then in such event, the BUYER shall be deemed to have waived its right to have its Representatives on board the VESSEL during the Trial Run, and the BUILDER may conduct such Trial Run without the BUYER’s Representatives being present but provided that the representative of the Classification Society is on board the VESSEL for such Trial Run, and in such case the BUYER shall be obliged to accept the VESSEL on the basis of a certificate jointly signed by the BUILDER and the Classification Society certifying that the VESSEL, after Trial Run subject to minor alterations and corrections as provided in this Article, if any, is found to conform to the Contract and Specifications.

The SELLER hereby warrants that the necessary invitation letter for the BUYER’s Representatives to enter China will be issued in order on demand and without delay otherwise the Trial Run shall be postponed until after the BUYER’s Representatives have arrived at the BUILDER’s Shipyard and any delays as a result thereof shall not count as a permissible delay under Article VIII thereof. However, in case the nationality and/or other personal particulars of the BUYER’s representative do not comply with applicable Chinese laws, so that the issue of the necessary visa is refused by the competent authorities, then the BUYER shall upon receipt of the SELLER’s telefax or email demand, effect replacement of the respective representative immediately. Otherwise the Delivery Date as stipulated in Article VII hereof shall be extended by the delays as caused by the BUYER.

In the event of unfavorable weather on the date specified for the Trial Run, the same shall take place on the first available day thereafter that the weather conditions permit. The parties hereto recognize that the weather conditions in Chinese waters in which the Trial Run is to take place are such that great changes in weather may arise momentarily and without warning and, therefore, it is agreed that if during the Trial Run of the VESSEL, the weather should suddenly become unfavorable, as would have precluded the continuance of the Trial Run, the Trial Run of the VESSEL shall be discontinued and postponed until the first favorable day next following, unless the BUYER shall assent by telefax or email of its acceptance of the VESSEL on the basis of the Trial Run made prior to such sudden change in weather conditions.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

In the event that the Trial Run is postponed because of unfavorable weather conditions, such delay shall be regarded as a permissible delay, as specified in Article VIII hereof.

2.	HOW CONDUCTED

(1)	All expenses in connection with Trial Run of the VESSEL are to be for the account of the BUILDER, who, during the Trial Run and when subjecting the VESSEL to Trial Run, is to provide, at its own expense, the necessary crew to comply with conditions of safe navigation. The Trial Run shall be conducted in the manner prescribed in the Specifications and shall prove fulfillment of the performance required for the Trial Run as set forth in the Specifications.

The course of Trial Run shall be determined by the BUILDER and shall be conducted, within the trial nautical area equipped with speed measuring facilities.

(2)	The BUILDER shall provide the VESSEL with the required quantities of water and fuel oil with exception of grease, lubrication oil and hydraulic oil which shall be supplied by the BUYER for the conduct of the Trial Run or Trial Runs as prescribed in the Specifications. The fuel oil supplied by the BUILDER, and the grease, lubricating oil and hydraulic oil supplied by the BUYER shall be in accordance with the applicable engine specifications, and the cost of the quantities of water, fuel oil, lubricating oil, hydraulic oil and greases consumed during the Trial Run or Trial Runs shall be for the account of the BUILDER.

3.	TRIAL LOAD DRAFT

In addition to the supplies provided by the BUYER in accordance with sub-paragraph (b) of the preceding Paragraph 2 hereof, the BUILDER shall provide the VESSEL with the required quantity of fresh water and other stores including catering as necessary for the conduct of the Trial Run. The necessary ballast (fresh and sea water and such other ballast as may be required) to bring the VESSEL to the trial load draft as specified in the Specifications, shall be for the BUILDER’s account.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

4.	METHOD OF ACCEPTANCE OR REJECTION

(a)	Upon completion of the Trial Run, the BUILDER shall give the BUYER a notice by telefax or email confirmed in writing of completion of the Trial Run, as and if the BUILDER considers that the results of the Trial Run indicate conformity of those aspects of the VESSEL to this Contract and the Specifications. The BUYER or the BUYER’s Supervisor shall within three (3) business days after receipt of such notification, notify the BUILDER by telefax or email confirmed in writing of its acceptance of those aspects of the VESSEL or of its rejection of those aspects of the VESSEL together with the reasons therefor.

(b)	However, should the result of the Trial Run indicate that the VESSEL or any part thereof including its equipment does not conform to the requirements of this Contract and Specifications, then the BUILDER shall investigate with the Supervisor the cause of failure and the proper steps shall be taken to remedy the same and shall make whatever corrections and alterations and/or re-Trial Run or Runs as may be necessary without extra cost to the BUYER, and upon receipt of the notification by the BUILDER of completion of such alterations or corrections and/or re-trial or re-trials, the BUYER shall, within three (3) business days thereafter, notify the BUILDER by telefax or email confirmed in writing of its acceptance of such aspects of the VESSEL or of the rejection of such aspects of the VESSEL together with the reason therefor on the basis of the alterations and corrections and/or re-trial or re-trials by the BUILDER.

(c)	In the event that the BUYER fails to notify the BUILDER by telefax or email confirmed in writing of its acceptance or rejection of any aspects of the performance of the VESSEL or its equipments tested on the Trial Run together with the reason therefor within three (3) business days period as provided for in the above sub-paragraphs (a) and (b), the BUYER shall be deemed to have accepted those aspects of the VESSEL’s performance which were tested to comply with the Specifications.

(d)	Any dispute arising among the parties hereto as to the result of any Trial Run or further tests or trials, as the case may be, of the VESSEL shall be solved by reference to arbitration as provided in Article XIII hereof.

(e)	Nothing herein shall preclude the BUYER from accepting the VESSEL with its qualifications and/or remarks following the Trial Run and/or further tests or trials as aforesaid and the BUILDER shall be obliged to comply with and/or remove such qualifications and/or remarks (if such qualifications and/or remarks are justified) at the time before effecting delivery of the VESSEL to the BUYER under this Contract.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

(f)	In any event that the BUYER rejects any aspects of the performance of the VESSEL or its equipment tested on the Trial Run, the BUYER shall indicate the reason in its notice of such rejection in what respect the aspect of the performance of the VESSEL, or any part or equipment thereof does not conform to this Contract and/or the Specifications.

5.	DISPOSITION OF SURPLUS CONSUMABLE STORES

Should any amount of fuel oil, fresh water, or other unbroached consumable stores furnished by and paid for by the BUILDER for the Trial Run or Trial Runs remain on board the VESSEL at the time of acceptance thereof by the BUYER, the BUYER agrees to buy the same from the SELLER at the original purchase price supported by commercial invoices or similar vouchers thereof, and payment by the BUYER shall be effected upon delivery of the VESSEL as provided in Article II 3(b) and 4(b) of this Contract.

The BUYER shall supply greases, lubricating oil and hydraulic oil for the purpose of Trial Runs at its own expenses and the BUILDER will reimburse for the amount of greases, lubricating oil and hydraulic oil actually consumed for the said Trial Run or Trial Runs at the purchase price incurred by the BUYER and payment by the BUILDER shall be, in the BUYER's sole discretion, either by way of set-off with the second instalment or effected upon delivery of the VESSEL as provided in Article 3(b) and 4(b) of this Contract.

6.	EFFECT OF ACCEPTANCE

The BUYER’s acceptance of the VESSEL by telefax or email notification sent to the BUILDER, in accordance with the provisions set out above, shall be final and binding so far as conformity of the VESSEL to this Contract and the Specifications is concerned, and shall preclude the BUYER from refusing formal delivery by the SELLER of the VESSEL, as hereinafter provided, if the VESSEL otherwise complies with the Specifications and if the SELLER complies with and/or removes any such qualifications and/or remarks pursuant to paragraph 4 e) above as per the Classification Society requirements and complies with all other procedural and all other contractual requirements for delivery as hereinafter set forth.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

If, at the time of delivery of the VESSEL, there are minor deficiencies in the VESSEL, such deficiencies should be resolved in such way that if the deficiencies are of minor importance, and do not affect the seaworthiness, Class or safety of the VESSEL, and do not in any way affect the safety or the operation of the VESSEL, its crew, passengers or cargo, the SELLER shall be nevertheless entitled to tender the VESSEL for delivery and the BUYER shall be nevertheless obliged to take delivery of the VESSEL, provided that:

(i)	The SELLER shall for its own account remedy the deficiencies and fulfill the requirements as soon as possible before delivery; or

(ii)	If elimination of such deficiencies will affect timely delivery of the VESSEL, then the SELLER shall indemnify the BUYER for any direct cost reimbursement in association with remedying these minor non-conformities elsewhere from China as a consequence thereof, excluding, however, loss of time and/or loss of profit.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ARTICLE VII - DELIVERY

1.	TIME AND PLACE

The VESSEL shall be delivered safely afloat by the SELLER to the BUYER in the BUILDER’s Shipyard, in accordance with the Specifications and with all Classification and Statutory Certificates and after completion of Trial Run (or, as the case may be, re-Trial or re-Trials) and acceptance by the BUYER in accordance with the provisions of Article VI hereof on or before April 30th, 2015 unless otherwise mutually agreed. In the event of delays in the construction of the VESSEL or any performance required under this Contract due to causes which under the terms of the Contract permit extension of the time for delivery, the aforementioned time for delivery of the VESSEL shall be extended accordingly.

The aforementioned date or such later date to which delivery is extended pursuant to the terms of this Contract is hereinafter called the "Delivery Date".

2.	WHEN AND HOW EFFECTED

The Seller shall give thirty (30) days prior written notice of the approximate date of delivery and seven (7) days prior written notice of the definitive date of delivery.

Once the VESSEL is completed in accordance with the Contract and Specifications and is in all respects ready for delivery the BUILDER shall serve a notice to that effect on the BUYER. Provided that the BUYER shall have fulfilled all of their respective obligations as stipulated in this Contract, delivery of the VESSEL shall be duly made hereunder by SELLER, and such delivery shall be evidenced by a Protocol of Delivery and Acceptance signed by the parties hereto, acknowledging delivery of the VESSEL by the SELLER and acceptance thereof by the BUYER.

3.	DOCUMENTS TO BE DELIVERED TO THE BUYER

Concurrently with delivery of the VESSEL by the SELLER to the BUYER, the SELLER shall deliver to the BUYER the following documents which shall accompany the aforementioned Protocol of Delivery and Acceptance:

(a)	PROTOCOL OF TRIALS of the VESSEL made by the BUILDER pursuant to the Specifications.

(b)	PROTOCOL OF INVENTORY of the equipment of the VESSEL including spare parts, tools and the like, all as specified in the Specifications.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

(c)	PROTOCOL OF STORES OF CONSUMABLE NATURE included in the original purchase price thereof referred to under Paragraph 5 of Article VI hereof.

(d)	FINISHED DRAWINGS, PLANS AND INSTRUCTION BOOKS pertaining to the VESSEL as stipulated in the Specifications.

(e)	PROTOCOL OF DEADWEIGHT EXPERIMENT

(f)	ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to this Contract and the Specifications.

Certificates shall be issued clean by relevant Authorities or Classification Society. The VESSEL shall comply with the above rules and regulations which are in force at the time of signing this Contract. All the certificates shall be delivered in one (1) original to the VESSEL and two (2) copies to the BUYER.

If the full term certificate or certificates are unable to be issued at the time of delivery by the Classification Society or any third party other than the SELLER, then the provisional certificate or certificates as issued by the Classification Society or the third party other than the SELLER with the full term certificates to be furnished by the SELLER as promptly as possible after delivery of the VESSEL and in any event before the expiry of the provisional certificates shall be acceptable to the BUYER.

(g)	DECLARATION OF WARRANTY issued by the SELLER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances of whatsoever nature upon the BUYER’s title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by the province or country of the port of delivery, as well as of all liabilities of the SELLER to its sub-contractors, employees and crews and/or all liabilities arising from the operation of the VESSEL in Trial Run or Trial Runs, or otherwise, prior to delivery.

(h)	COMMERCIAL INVOICE made by the SELLER.

(i)	BILL OF SALE made by the SELLER.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

(j)	BUILDER’s CERTIFICATE made by the BUILDER

(k)	Non-registration Certificate issued by the SELLER.

(l)	Any other documents (including notarization of any document as set out in this Article VII.3, if necessary) reasonably required by the BUYER in connection with the financing or registration of the VESSEL provided that (1) the BUILDER is able to provide such documents, (2) the BUYER agrees to bear all the reasonable documented costs and expenses which shall be paid by the BUYER (or the BUYER indemnifies the BUILDER if the BUILDER pays such costs and expenses) on or before the delivery (3) the BUYER shall provide its best cooperation and sufficient advance notice, and (4) if the construction and/or delivery is delayed by such BUYER’s requirement of additional documents, the SELLER is not liable in whatever nature and type for such delay

All above documents shall be delivered in English and in triplicate. The documents mentioned in (i) and (j) above shall be duly notarized by the appropriate People’s Republic of China authorities.

The SELLER shall assist the BUYER for obtaining the “customs clearance” for the VESSEL.

The Seller shall also deliver to the BUYER’s site office at the time of delivery and acceptance of the VESSEL one 1:200 model of the VESSEL.

4.	TITLE AND RISK

Title to and risk of the VESSEL shall pass to the BUYER only upon delivery and acceptance thereof having been completed as stated above and the SELLER’s due receipt of the fifth instalment; it being expressly understood that, until such delivery is effected, title to the VESSEL and her equipment shall remain at all time with the SELLER and are at the entire risk of the SELLER.

5.	REMOVAL OF VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof, and shall remove the VESSEL from the premises of the BUILDER within eight (8) days after delivery and acceptance thereof is effected. If the BUYER shall not remove the VESSEL from the premises of the BUILDER within the aforesaid eight (8) days, then, in such event, without prejudice to the SELLER’s right to require the BUYER to remove the VESSEL immediately at any time thereafter, the BUYER shall pay to the SELLER the reasonable mooring charge of the VESSEL.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

6.	TENDER OF THE VESSEL

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this Contract and the Specifications without justified reason and if the VESSEL is in all respects ready for delivery, provided that the SELLER shall have duly served all the notices provided for under this Article, the SELLER shall have the right to tender the VESSEL for delivery after compliance with all procedural requirements as above provided.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ARTICLE VIII - DELAYS & EXTENSION OF TIME FOR DELIVERY

1.	CAUSE OF PERMISSIBLE DELAYS

The term “Force Majeure”, as employed in this Contract, shall be deemed to mean causes which are beyond the control of the SELLER or of his subcontractors, which were not existing or could not have been avoided by reasonable business planning or were not foreseeable or known to the SELLER at the date of this Contract or the effect of which could not have been avoided or reduced by the exercise of due diligence by the SELLER or his subcontractors, as the case may be, and which affect the construction schedule of the VESSEL including preparation for construction, such as but not limited to Acts of God, Princes or Rules, war, blockade, revolution, insurrection, mobilization, civil commotions, acts of the public enemy, terrorism, riots, strikes, sabotage, plagues, or other epidemics, quarantines, local temperature higher than 37 degree centigrade, prolonged failure or restriction of electric current from an outside source, short supply of oil and/or gas due to general shortage, freight embargoes, delay in delivery and/or short supply of timely ordered materials and/or machinery and/or equipment to be supplied by the subcontractor provided that such subcontractor’s delay and/or short supply is not due to the willful intention or negligence of the subcontractor and/or the SELLER and provided that the SELLER proves to have exercised due care in selection of the supplier(s) out of the MAKER LIST and provided that such materials and equipment at the time of ordering could reasonably be expected by SELLER to be available and delivered in time, earthquakes, tidal waves, unusual severe weather conditions, or conditions of similar nature that cannot be included in normal planning, destruction of the yards or works of the BUILDER and/or its subcontractors, or of the VESSEL or any part thereof by fire, flood, typhoons, hurricanes, storms or other conditions of similar nature, mishaps of important castings or forgings which are determined as defective by Classification Society, and/or representative of the BUYER after being passed by the said Classification Society, a state of war whether declared or not between People’s Republic of China and any foreign country, and intervention of Authorities of People’s Republic of China over which the SELLER and/or his subcontractors have no control, and any other causes which are specified in the Contract as causes of permissible delays of delivery of the VESSEL, provided that the delay could not have been avoided by reasonable business planning, and provided that the SELLER takes immediate steps to overcome any delay by any reasonable means within his control to obtain alternative subcontractors or otherwise to overcome the permitted cause of delay. Delays resulting from contingencies occurring simultaneously shall count as one delay only.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

However, the SELLER shall exert its best to minimize the effect of such delays as far as possible and to reduce the delays to the minimum.

2.	NOTICE OF DELAY

As soon as possible but latest seven (7) days after the date of commencement of any delay, on account of which the SELLER claims that it is entitled under this Contract to an extension of the time for delivery of the VESSEL, the SELLER shall notify the BUYER by telefax or email confirmed in writing of i) such cause of delay occurred, ii) the date of occurrence, iii) its causes and its nature, iv) the valuation by the SELLER of its consequences on the date of delivery, and v) the steps the SELLER intends to take to deal with such delay.

Likewise, as soon as possible after the date of ending of such delay but within seven (7) days, the SELLER shall notify the BUYER and supply the BUYER with evidence to justify the delay, in writing or by telefax or email confirmed in writing of the date such delay ended. The SELLER shall also notify the BUYER of the period, by which the date for delivery of the VESSEL is extended by reason of such delay. Failure of the BUYER to object to the SELLER’s claim for extension of the Delivery Date within seven (7) days after receipt by the BUYER of such notice of claim shall be deemed to be a waiver by the BUYER of its right to object to such extension of the Delivery Date.

3.	RIGHT TO CANCEL FOR EXCESSIVE DELAY

If the total accumulated time of all permissible delays on account of the causes specified in Paragraph 1 of this Article aggregate to Two Hundred and Ten (210) days or more, or if the total accumulated time of all permissible delays on account of the causes specified in Paragraph 1 of this Article and non-permissible delays as specified in Paragraph 1 of Article III aggregate to Two Hundred and Forty (240) days or more, in any circumstances, excluding delays due to arbitration as provided for in Article XIII hereof or due to default in performance by the BUYER, or due to delays in delivery of the BUYER’s Supplied Items, and excluding delays due to causes which, under Articles V, Article VI, Article XI and Article XII hereof, permitting extension or postponement of the time for delivery of the VESSEL, then in such event, the BUYER may in accordance with the provisions set out herein cancel this Contract by serving upon the SELLER telefax or email notice of cancellation which shall be confirmed in writing and the provisions of Article X of this Contract shall apply.The SELLER may, at any time, after the accumulated time of the aforementioned delays justifying cancellation by the BUYER as above provided for, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within thirty (30) days after such demand is received by the BUYER either notify the SELLER of its intention to cancel, or consent to an extension of the time for delivery to an agreed future date, it being understood and agreed by the parties hereto that, if any further delay occurs on account of causes justifying cancellation as specified in this Contract, the BUYER shall have the same right of cancellation upon the same terms as hereinabove provided.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

4.	DEFINITION OF PERMISSIBLE DELAY

Delays on account of such causes as provided for in Paragraph 1 of this Article and delays set out in the final sentence of paragraph 1 of Article VI, but excluding any other extensions of a nature which under the terms of this Contract permit postponement of the Delivery Date, shall be understood to be (and are herein referred to as) permissible delays, and are to be distinguished from non-permissible delays on account of which the Contract Price of the VESSEL is subject to adjustment as provided for in Article III hereof.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ARTICLE IX - WARRANTY OF QUALITY

1.	GUARANTEE OF MATERIAL AND WORKMANSHIP

Subject to the provisions hereinafter set out, the SELLER hereby give a warranty against, and undertake to remedy or replace, free of charge to BUYER, any defects in the VESSEL, which are due to defective material and/or improper workmanship and/or faulty design or construction and/or miscalculation on the part of SELLER and/or its subcontractors and/or its employees and/or its agents or any other improper acts or omissions on the part of the SELLER and/or its subcontractors, provided that the defects shall have been discovered during a period of twelve (12) months after the actual Delivery Date (the “Warranty Period”) and provided that notice thereof shall have been duly given to SELLER as prescribed below.

For the purpose of this Article, the VESSEL shall include, but are not limited to, her hull, machinery, engine, equipment and all parts and gear manufactured or furnished or supplied by the SELLER and/or the SELLER’s subcontractors, but excludes any parts for the VESSEL which have been supplied by the BUYER.

2.	NOTICE OF DEFECTS

The BUYER shall notify the SELLER in writing, or by telefax or email confirmed in writing, as promptly as possible, but not later than fourteen (14) days after discovery of any defect or deviations for which a claim is made under this guarantee. The BUYER’s written notice shall describe the nature of the defect and the extent of the damage caused thereby. The SELLER shall have no obligation under this guarantee for any defects discovered prior to the expiry date of the guarantee, unless notice of such defects, is received by the SELLER not later than fourteen (14) days after such expiry date. Telefaxed or emailed advice with brief details explaining the nature of such defect and extent of damage within fourteen (14) days after such expiry date and advising that a claim is forthcoming will be sufficient compliance with the requirements as to time.

3.	REMEDY OF DEFECTS

The SELLER shall remedy at its expense any defects, against which a quality warranty has been given under paragraph 1 of this Article by making all necessary repairs and/or replacement. Such repairs and/or replacement will be made by the SELLER.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

However, if it is impractical to make the repair by the SELLER, and/or if forwarding by the SELLER of replacement parts, and materials cannot be accomplished without impairing or delaying the operation or working of the VESSEL, then, in any such event, the BUYER shall have the right to cause the necessary repairs or replacements to be made elsewhere at the discretion of the BUYER provided that the BUYER shall first and in all events, will, as soon as possible, give the SELLER notice in writing, or by telefax or email confirmed in writing of the time and place such repairs will be made and, if the VESSEL is not thereby delayed, or her operation or working is not thereby delayed, or her operation or working is not thereby impaired, the SELLER shall have the right to verify by its own representative(s) or that of Classification Society the nature and extent of the defects complained of. The SELLER shall, in such cases, promptly advise the BUYER, by telefax or email, after such examination has been completed, of its acceptance or rejection of the defects as ones that are subject to the guarantee herein provided. In all minor cases, the Guarantee Engineer, as hereinafter provided for, will act for and on behalf of the SELLER.

In any circumstance as set out below, the SELLER shall pay to the BUYER for such repairs or replacement a sum in United States Dollars for the costs actually incurred by the BUYER including forwarding charges, or calculated as the average cost for making similar repairs or replacements including forwarding charges as quoted by one reputable shipyard in Shanghai, Singapore, Hong Kong, whichever is the lower:

a)	Upon the SELLER’s acceptance of the defects as justifying remedy under this Article, or

b)	If the SELLER neither accepts nor rejects the defects as above provided, nor request arbitration within thirty (30) days after its receipt of the BUYER’s notice of defects.

If the guarantee works are carried out by the BUYER’s personnel the work will be paid for by the SELLER against presentation of the damage report and a statement of the hours worked, unless however the BUYER’s personnel’s repair concern minor deficiencies, in which case the SELLER shall not pay for the repair work. The hourly remuneration shall be Ten United States Dollars (US$10.00).

Any dispute shall be referred to arbitration in accordance with the provisions of Article XIII hereof.

4.	EXTENT OF THE SELLER’S LIABILITY

The SELLER shall have no obligation and/or liabilities with respect to defects discovered after the expiration of the Warranty Period.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

The SELLER shall be liable to the BUYER for defects and damages caused by any of the defects specified in Paragraph 1 of this Article provided that such liability of the SELLER shall be limited to damage occasioned within the Warranty Period specified in Paragraph 1 above. The SELLER shall not be obligated to repair, or to be liable for, damages to the VESSEL, or to any part of the equipment thereof, due to ordinary wear and tear or caused by the defects other than those specified in Paragraph 1 above, nor shall there be any SELLER’s liability hereunder for defects in the VESSEL, or any part of the equipment thereof, caused by fire or accidents at sea or elsewhere, or mismanagement, accidents, or willful neglect, on the part of the BUYER, its employees or agents including the VESSEL'S officers, crew and passengers, or any persons on or doing work on the VESSEL other than the SELLER, its employees, agents or sub-contractors. Likewise, the SELLER shall not be liable for defects in the VESSEL, or the equipment or any part thereof, due to repairs or replacement which were made by those other than the SELLER and/or their sub-contractors

Upon delivery of the VESSEL to the BUYER, in accordance with the terms of the Contract, the SELLER shall thereby and thereupon be released of all responsibility and liability whatsoever and howsoever arising under or by virtue of this Contract (save in respect of those obligations to the BUYER expressly provided for in this Article IX) including without limitation, any responsibility or liability for defective workmanship, materials or equipment, design or in respect of any other defects whatsoever and any loss or damage resulting from any act, omission or default of the SELLER. The SELLER shall not, in any circumstances, be liable for any consequential loss or special loss, or expenses arising from any cause whatsoever including, without limitation, loss of time, loss of profit or earnings or demurrage directly from any commitments of the BUYER in connection with the VESSEL.

The warranty and undertaking provided in this Article and the obligations and the liabilities of the SELLER hereunder are exclusive and in lieu of and the BUYER hereby waives all other remedies, warranties, guarantees or liabilities, express or implied, arising by Law or otherwise (including without limitation any obligations of the SELLER with respect to fitness, merchantability and consequential damages) or whether or not occasioned by the SELLER’s negligence. This guarantee shall not be extended, altered or varied except by a written instrument signed by the duly authorized representatives of the SELLER, and the BUYER.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

5.	GUARANTEE ENGINEER

The BUILDER may appoint one or two English speaking Guarantee Engineer(s) to serve the VESSEL as the BUILDER’s representative(s) for a period of up to twelve (12) months from the delivery of the VESSEL if required by the BUYER. The BUYER, and its employees, shall give such Guarantee Engineer(s) full cooperation in carrying out his/their duties as the representative(s) of the BUILDER on board the VESSEL. The BUYER shall accord the Guarantee Engineer(s) the treatment comparable to the VESSEL’s Chief Engineer, and shall provide him with accommodation and subsistence at no cost to the BUILDER and/or the Guarantee Engineer(s).

If such Guarantee Engineer(s) is required by the BUYER, the BUYER shall pay to the Guarantee Engineer(s) the sum of United States Dollars Five Thousand only (US$ 5,000.00) per month per person to cover his/their miscellaneous expenses including wages and also the BUYER shall pay the expense of repatriation to Shanghai, the People's Republic of China by air upon termination of his/their service, the expense of his/their communications with the BUILDER when made in performance of his/their duties as the Guarantee Engineer(s) and the expenses, if any, of his/their medical and hospital care. The BUYER, its successor(s) and/or assign(s), shall be liable to and indemnify the BUILDER and/or the Guarantee Engineer(s) and/or the SELLER for personal injuries, including death and damages to, or loss or destruction of property of the Guarantee Engineer(s), if such death, injuries, damages, loss and/or destruction were caused by gross negligence or willful misconduct of the BUYER, its successor(s) and/or assign(s) or its employees and/or agents.

Pertaining to the detailed particulars of this Paragraph, an agreement will be made according to this effect between the parties hereto upon delivery of the VESSEL.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ARTICLE X - CANCELLATION, REJECTION AND RESCISSION BY THE BUYER

1.	All payments made by the BUYER prior to the delivery of the VESSEL shall be in the nature of advance to the SELLER. In the event the BUYER exercises its right of cancellation and/or rescission of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so, then the BUYER shall notify the SELLER in writing or by telefax or email confirmed in writing, and such cancellation and/or rescission shall be effective as of the date the notice thereof is received by the SELLER.

2.	Thereupon the SELLER shall refund within forty five (45) days in United States Dollars immediately to the BUYER the full amount of all sums paid by the BUYER to the SELLER on account of the VESSEL, unless the SELLER disputes within thirty (30) calendar days after receipt of BUYER’s repayment demand the BUYER’s cancellation and/or rescission by instituting arbitration in accordance with Article XIII. If the BUYER’s cancellation or rescission of this Contract is disputed by the SELLER by instituting arbitration as aforesaid, then no refund shall be made by the SELLER, and the BUYER shall not be entitled to demand repayment from Refund Guarantor under its guarantee, until the arbitration award between the BUYER and the SELLER order, which shall be in favour of the BUYER, declaring the BUYER’s cancellation and/or rescission justified, is made and delivered to the SELLER.

3.	In the event of the SELLER is obligated to make refundment, the SELLER shall pay the BUYER interest in United States Dollars at the rate of five percent (5%) per annum (except for the BUYER’s cancellation for total loss of the VESSEL as stipulated in Article XII 2. (b), in which case no interest shall be payable by the SELLER), if the cancellation or rescission of the Contract is exercised by the BUYER in accordance with the provision of Article III 1(c), 2(c), 3(c) or 4(c) and Article VIII hereof, on the amount required herein to be refunded to the BUYER computed from the respective dates when such sums were received by the bank account as nominated by the SELLER pursuant to Article II 4(a), 4(b), from the BUYER to the date of remittance by telegraphic transfer of such refund to the BUYER by the SELLER, provided, however, that if the said rescission by the BUYER is made under the provisions of Paragraph 1 of Article VIII, then in such event the SELLER shall not be required to pay any interest.

4.	Upon such refund by the SELLER to the BUYER, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ARTICLE XI - BUYER'S DEFAULT

1.	DEFINITION OF BUYER’S DEFAULT

The BUYER shall be deemed in default of its obligation under the Contract if any of the following events occurs:

(a)	The BUYER fails to pay the First instalment to the SELLER when such instalment becomes due and payable under the provisions of Article II hereof and provided the BUYER shall have received the SELLER’s demand for payment in accordance with Article II hereof; or

(b)	The BUYER fails to pay the second installment to the SELLER in accordance with Paragraph 3(b) and 4(b) of Article II hereof provided the BUYER shall have received the SELLER’s demand for payment in accordance with Article II hereof; or

(c)	The BUYER fails to take delivery of the VESSEL, when the VESSEL is duly tendered for delivery by the SELLER under the provisions of Article VII hereof; or

Provided that where the BUYER fails to make a payment in accordance with the terms of Article II hereof due to any banking system disruption beyond the control of the BUYER, then the time for the payment of any such instalment due under the provisions of Article II hereof shall be extended for a period of two (2) New York banking days.

2.	NOTICE OF DEFAULT

If the BUYER is in default of payment or in performance of its obligations as provided hereinabove, the SELLER shall notify the BUYER to that effect by telefax or email after the date of occurrence of the default as per Paragraph 1 of this Article and the BUYER shall forthwith acknowledge by telefax or email to the SELLER that such notification has been received. In case the SELLER has sent the notice to the telefax or email number stipulated in Article XVII of this Contract or any other telefax or email number to be communicated by the BUYER to the SELLER and the BUYER does not give the aforesaid telefax or email acknowledgment to the SELLER within three (3) New York banking days it shall be deemed that such notification has been duly received by the BUYER.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

3.	INTEREST AND CHARGE

(1)	If the BUYER is in default of payment as to any instalment as provided in Paragraph 1 (a) and/or 1(b) of this Article, the BUYER shall pay interest on such installment at the rate of five percent (5%) per annum from the date when such installment(s) becomes due and payable under the provisions of Article II hereof to the date of the payment of the full amount, including all aforesaid interest. In case the BUYER shall fail to take delivery of the VESSEL when required to as provided in Paragraph 1 (c) of this Article, the BUYER shall be deemed in default of payment of the fifth instalment and shall pay interest thereon at the same rate as aforesaid from and including the day on which the VESSEL is tendered for delivery by the SELLER, as provided in Article VII Paragraph 6 hereof.

(2)	In any event of default by the BUYER under 1 (a) or 1 (b) or 1 (c) above, the BUYER shall also pay all costs, charges and expenses incurred by the SELLER in consequence of such default.

4.	DEFAULT BEFORE DELIVERY OF THE VESSEL

(a)	If any default by the BUYER occurs as defined in Paragraph 1 (a) or 1 (b) or 1 (c) of this Article, the Delivery Date shall, provided the SELLER services notices in accordance with Article VIII Paragraph 3, be automatically postponed for a period of continuance of such default by the BUYER and/or at the BUILDER’s option, the BUILDER is further entitled to suspend the performance of the Contract (including work and construction hereof) until the rectification of such default by the BUYER.

(b)	If any such default as defined in Paragraph 1 (a) or 1 (b) or 1 (c) of this Article committed by the BUYER continues for a period of fifteen (15) days, then, the SELLER shall have all the following rights and remedies, subject to the SELLER having exhausted all of its rights and not having received the amounts due within the aforesaid fifteen (15) days whatever from the BUYER:

(i)	The SELLER may, at its option, cancel or rescind this Contract, provided the SELLER has notified the BUYER of such default pursuant to Paragraph 2 of this Article, by giving notice of such effect to the BUYER by telefax or email confirmed in writing. Upon receipt by the BUYER of such telefax or email notice of cancellation or rescission, all of the BUYER’s Supplied Items shall forthwith become the sole property of the SELLER, and the VESSEL and all its equipment and machinery shall be at the sole disposal of the SELLER for sale or otherwise; and

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

(ii)	In the event of such cancellation or rescission of this Contract, the SELLER shall be entitled to retain any instalment or instalments of the Contract Price paid by the BUYER to the SELLER on account of this Contract;

5.	SALE OF THE VESSEL

(a)	In the event of cancellation or rescission of this Contract as above provided, the SELLER shall have full right and power either to complete or not to complete the VESSEL as it deems fit, and to sell the VESSEL at a public or private sale on such terms and conditions as the SELLER thinks fit without being answerable for any loss or damage occasioned to the BUYER thereby, unless the SELLER has failed to use best commercial diligence or take reasonable precautions to secure the true and reasonable market value obtainable in such sale.

In the case of sale of the VESSEL, the SELLER shall give telefax or email notice to the BUYER.

(b)	In the event of the sale of the VESSEL in its completed state, the proceeds of sale received by the SELLER shall be applied firstly to payment of all expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER’s default, and then to payment of all unpaid instalments and/or unpaid balance of the Contract Price and interest on such instalment at the interest rate as specified in the relevant provisions set out above from the respective due dates thereof to the date of application.

(c)	In the event of the sale of the VESSEL in its incomplete state, the proceeds of sale received by the SELLER shall be applied firstly to all reasonable expenses attending such sale and otherwise incurred by the SELLER as a result of the BUYER’s default, and then to payment of all costs of construction of the VESSEL (such cost of construction, as herein mentioned, shall include but are not limited to all costs of labour and/or prices paid or to be paid by the SELLER for the equipment and/or technical design and/or materials purchased or to be purchased, installed and/or to be installed on the VESSEL) and/or any fees, charges, expenses and/or royalties incurred and/or to be incurred for the VESSEL less the instalments so retained by the SELLER, and compensation to the SELLER for a reasonable sum of loss of profit due to the cancellation or rescission of this Contract.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

(d)	In either of the above events of sale, if the proceeds of sale exceed the total amounts to which such proceeds are to be applied as aforesaid, the SELLER shall promptly pay the excesses to the BUYER without interest, provided, however that the amount of each payment to the BUYER shall in no event exceed the total amount of instalments already paid by the BUYER and the cost of the BUYERS’s Supplied Items, if any.

(e)	If the proceed of sale are insufficient to pay such total amounts payable as aforesaid, the BUYER shall promptly pay the deficiency to the SELLER upon request.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ARTICLE XII - INSURANCE

1.	EXTENT OF INSURANCE COVERAGE

From the time of keel-laying of the first section of the VESSEL until the same is completed, delivered to and accepted by the BUYER, the SELLER shall, at its own cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit, delivered to the SELLER for the VESSEL or built into, or installed in or upon the VESSEL, including the BUYER's Supplied Items, fully insured with first class Chinese insurance companies for BUILDER’s risk. The SELLER shall provide the BUYER upon Keel-laying with the copy of the insurance policy.

The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, be in an amount at least equal to, but not limited to, the aggregate of all instalments and any other payments made by the BUYER to the SELLER and including accrued interest at five percent (5%) per annum and including the value of the BUYER’s Supplied Items.The policy referred to hereinabove shall be taken out in the name of the SELLER and all losses under such policy shall be payable to the SELLER.

2.	APPLICATION OF RECOVERED AMOUNT

(a)	Partial Loss:

In the event the VESSEL shall be damaged by any insured cause whatsoever prior to acceptance and delivery thereof by the BUYER and in the further event that such damage shall not constitute an actual or a constructive total loss of the VESSEL, the SELLER shall apply the amount recovered under the insurance policy referred to in Paragraph 1 of this Article to the rectification of such damage satisfactory to the Classification Society and other institutions or authorities as described in the Specifications without additional expenses to the BUYER, and the BUYER shall accept the VESSEL under this Contract if completed in accordance with this Contract and Specifications and not make any claim for any consequential loss or depreciation.

(b)	Total Loss:

However, in the event that the VESSEL is determined to be an actual or constructive total loss due to any insured causes, the SELLER shall either:

(i)	By the mutual agreement between the parties hereto, proceed in accordance with terms of this Contract, in which case the amount recovered under said insurance policy shall be applied to the reconstruction and/or repair of the VESSEL's damages and/or reinstallation of BUYER's Supplied Items, provided the parties hereto shall have first agreed in writing as to such reasonable extension of the Delivery Date and adjustment of other terms of this Contract including the Contract Price as may be necessary for the completion of such reconstruction; or

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

(ii)	If due to whatever reasons the parties fail to agree on the above, then refund immediately to the BUYER the amount of all instalments paid to the SELLER under this Contract without interests, whereupon this Contract shall be deemed to be canceled and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith.

Within Thirty (30) days after receiving telefax or email notice of any damage to the VESSEL constituting an actual or a constructive total loss, the BUYER shall notify the SELLER in writing or by telefax or email of its agreement or disagreement under this sub-paragraph. In the event the BUYER fails to so notify the SELLER, then such failure shall be construed as a disagreement on the part of the BUYER. This Contract shall be deemed as rescinded and canceled and the BUYER receives the refund as hereinabove provided and the provisions hereof shall apply.

3.	TERMINATION OF THE SELLER’S OBLIGATION TO INSURE

The SELLER’s obligation to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery thereof to and acceptance by the BUYER.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ARTICLE XIII - DISPUTES AND ARBITRATION

1.	PROCEEDINGS

In the event of any dispute between the parties hereto as to any matter arising out of or relating to this Contract or any stipulation herein or with respect thereto which cannot be settled by the parties themselves, such dispute shall be resolved by arbitration in London, governed by London Maritime Arbitration Association (LMAA) England in accordance with its rules and the Laws of England, Arbitration Act 1996. Either party may demand arbitration of any such disputes by giving written notice to the other party. Any demand for arbitration by either party hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to which such party is demanding arbitration. Within twenty (20) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator. The two arbitrators thus appointed shall thereupon select a third arbitrator, and the three arbitrators so named shall constitute the board of arbitration (hereinafter called the "Arbitration Board") for the settlement of such dispute.

In the event however, that said other party should fail to appoint a second arbitrator as aforesaid within twenty (20) days following receipt of notice of demand of arbitration, it is agreed that such party shall thereby be deemed to have accepted and appointed as its own arbitrator the one already appointed by the party demanding arbitration, and the arbitration shall proceed forthwith before this sole arbitrator, who alone, in such event, shall constitute the Arbitration Board. And in the further event that the two arbitrators appointed respectively by the parties hereto as aforesaid should be unable to reach agreement on the appointment of the third arbitrator within twenty (20) days from the date on which the second arbitrator is appointed, either party of the said two arbitrators may apply to the President of the LMAA to appoint the third arbitrator. The award of the arbitration, made by the sole arbitrator or by the majority of the three arbitrators as the case may be, shall be final, conclusive and binding upon the parties hereto.

2.	ALTERNATIVE ARBITRATION BY AGREEMENT

Notwithstanding the preceding provisions of this Article, it is recognized that in the event of any dispute or difference of opinion arising in regard to the construction of the VESSEL, her machinery and equipment, or concerning the quality of materials or workmanship thereof or thereon, such dispute may be referred to the Classification Society upon mutual agreement of the parties hereto. In such case, the opinion of the Classification Society shall be final and binding on the parties hereto.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

3.	NOTICE OF AWARD

Notice of any award shall immediately be given in writing or by telefax or email confirmed in writing to the SELLER and the BUYER.

4.	EXPENSES

The arbitrator(s) shall determine which party shall bear the expenses of the arbitration or the proportion of such expenses which each party shall bear.

5.	AWARD OF ARBITRATION

Award of arbitration, shall be final and binding upon the parties concerned.

6.	ALTERATION OF DELIVERY TIME

In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the VESSEL, the SELLER shall not be entitled to extend the Delivery Date as defined in Article VII hereof and the BUYER shall not be entitled to postpone its acceptance of the VESSEL on the Delivery Date or on such newly planned time of delivery of the VESSEL as declared by the SELLER. However, if the construction of the VESSEL is affected by any arbitration, the SELLER shall then be permitted to extend the Delivery Date as defined in Article VII insofar, as the award explicitly entitles the SELLER to extend the Delivery Date and the award shall include a finding as to what extent the SELLER shall be permitted to extend the Delivery Date.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

RIGHT OF ASSIGNMENT

Neither of the parties hereto shall assign this Contract to any other individual, company, firm or entity unless prior consent of the other party is given in writing, such consent shall not be unreasonably withheld by either party.

The BUYER shall have the right to assign its rights under this Contract and under the Refund Guarantee subject to SELLER’s approval which not to be unreasonably withheld, except for the assignment to the financing bank or a full subsidiary or parent company of the BUYER and the BUYER signs a satisfactory performance guarantee for the performance of the new buyer, in which case no SELLER’s approval is requested. The SELLER agrees to acknowledge notice of such assignment of the rights under the Contract and the SELLER undertakes to use best endeavors to obtain such acknowledgement in respect of the assignment of rights under the Refund Guarantee from Refund Guarantor.

Irrespective of such assignment the BUYER and the BUYER’s parent company shall remain liable under this Contract until full payment of the Contract price has been made.

In case assignment takes place the SELLER shall not, by virtue of the assignment, have any additional obligations and/or risks other than those stipulated in the Contract and existing prior to the date when such assignment becomes effective.

In the event of any such assignment by either party, all costs including legal and other costs incurred by the other party in relation thereto shall be borne and paid for by the assignor, and the assignor shall remain liable under this Contract to the other party to the same extent as it was prior to the making of the assignment and shall cause the assignee to observe and respect the terms thereof.

Notwithstanding the above, the BUYER shall be free to assign its rights under the SELLER’s warranty in Article IX to any person to whom it sells or bareboat charters the VESSEL, although no such assignment shall be binding on the SELLER unless and until written notice is given to the SELLER.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ARTICLE XV - TAXES AND DUTIES

1.	TAXES

All costs for taxes including stamp duties, if any, incurred in connection with this Contract in the People's Republic of China shall be borne by the SELLER. Any taxes and/or duties imposed upon those items or services procured by the SELLER in the People's Republic of China or elsewhere for the construction of the VESSEL shall be borne by the SELLER.

2.	DUTIES

The SELLER shall indemnify the BUYER for, and hold it harmless against, any duties imposed in the People's Republic of China upon materials and equipment which under the terms of this Contract and/or the Specifications will, or may be, supplied by the BUYER from the abroad for installation in the VESSEL as well as any duties imposed in the People's Republic of China upon running stores, provisions and supplies furnished by the BUYER from abroad to be stocked on board the VESSEL and also from the payment of export duties, if any, to be imposed upon the VESSEL as a whole or upon any of its parts or equipment.

Any tax or duty other than those described hereinabove, if any, shall be borne by the BUYER.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ARTICLE XVI - PATENTS, TRADEMARKS AND COPYRIGHTS

The machinery and equipment of the VESSEL may bear the patent number, trademarks or trade names of the manufacturers. The SELLER shall defend and save harmless the BUYER from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of this Contract and also including cost and expense of litigation, if any.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof. Notwithstanding any provisions contained herein to the contrary, the SELLER’s obligation under this Article should not be terminated by the passage of any specified period of time.

The SELLER’s indemnity hereunder does not extend to equipment or parts supplied by the BUYER to the SELLER if any.

The SELLER retains (if any) all patents, copyrights and other intellectual property rights with respect to the Specifications, and plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER undertakes not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the SELLER. Notwithstanding the preceding, the SELLER hereby consent that the BUYER may disclose and provide all such information and materials (whichever made available to the BUYER) to the bareboat charterer of the VESSEL provided that the BUYER causes the bareboat charterer to submits to the SELLER its written acknowledgement which agrees to be bound by this Article XVI.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ARTICLE XVII - NOTICE

Any and all notices and communications in connection with this Contract shall be addressed as follows:

To the BUYER:		OCEANUS INVESTMENTS LIMITED
c/o Allseas Marine S.A.
Address	:	15 Avenue K. Karamanli, GR-16673 Voula,Athens, Greece
Tele No.	:	(+30) 210-8914600
Fax No.	:	(+30) 210-8995088
Attention	:	Mr. Peter Ritz
E-mail	:	snp@allseas.gr
legal@allseas.gr

To the SELLER:

Jiangsu Tianchen Marine Import & Export Co., Ltd. (Trading House):

Address	:	Room 602, No. 260 Furong Road, Jiangyin City Jiangsu Province, The People’s Republic of China
Tele No.	:	+86-523-84660010
Fax No.	:	+86-523-84663000
Attention	:	Xu Weiguo
E-mail	:	yzjsybd@yzjship.com

Or

Jiangsu New Yangzi Shipbuilding Co., Ltd.

Address	:	1# Lianyi Road, Jiangyin-Jingjiang Industry Zone, Jingjiang City, Jiangsu Province, The People’s Republic of China 214532
Tele No.	:	+86-523-84660010
Fax No.	:	+86-523-84663000
Attention	:	Xu Weiguo
E-mail	:	yzjsybd@yzjship.com

Or

Jiangsu Yangzijiang Shipbuilding Co., Ltd.

Address	:	38 Shiyugang Road, Jiangyin City, Jiangsu Province, 214431, The People’s Republic of China
Tele No.	:	+86-523-84660010
Fax No.	:	+86-523-84663000
Attention	:	Xu Weiguo
E-mail	:	yzjsybd@yzjship.com

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

Any notices and communications sent by JSTC or the BUILDER alone to the BUYER shall be deemed as having being sent by both JSTC and the BUILDER.

Any notices and communications sent by the BUYER to either JSTC or the BUILDER alone shall be deemed as having been sent also to the SELLER and any notices and communications sent by the BUYER to the SELLER shall be deemed as having been sent also to both JSTC and the BUILDER.

Any change of address shall be communicated in writing by registered mail by the party making such change to the other party and in the event of failure to give such notice of change, communications addressed to the party at their last known address shall be deemed sufficient.

Any and all notices, requests, demands, instructions, advice and communications in connection with this Contract shall be deemed to be given at, and shall become effective from, the time when the same is delivered to the address of the party to be served, provided, however, that registered airmail shall be deemed to be delivered ten (10) days after the date of dispatch, express courier service shall be deemed to be delivered five (5) days after the date of dispatch, and acknowledged telefax or email shall be deemed to be delivered upon dispatch.

Any and all notices, communications, Specifications and drawings in connection with this Contract shall be written in the English language and each party hereto shall have no obligation to translate them into any other language.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ARTICLE XVIII - EFFECTIVE DATE OF CONTRACT

This Contract shall become effective upon signing of the Contract.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ARTICLE XIX - INTERPRETATION

1.	LAW APPLICABLE

The parties hereto agree that the validity and interpretation of this Contract and of each Article and part hereof be governed by and interpreted in accordance with the English Laws.

2.	DISCREPANCIES

All general language or requirements embodied in the Specifications are intended to amplify, explain and implement the requirements of this Contract. However, in the event that any language or requirements so embodied in the Specifications permit an interpretation inconsistent with any provision of this Contract, then in each and every such event the applicable provisions of this Contract shall govern. The Specifications and plans are also intended to explain each other, and anything shown on the plans and not stipulated in the Specifications or stipulated in the Specifications and not shown on the plans, shall be deemed and considered as if embodied in both. In the event of conflict between the Specifications and plans, the Specifications shall govern.

However, with regard to such inconsistency or contradiction between this Contract and the Specifications as may later occur by any change or changes in the Specifications agreed upon by and among the parties hereto after execution of this Contract, then such change or changes shall govern.

3.	DEFINITION

In absence of stipulation of "banking day(s)" or "business day(s)", the "day" or "days" shall be taken as "calendar day" or "calendar days".

Business day shall be defined as working days in Greece, New York and China.

4.	THE SELLER

The parties acknowledge that the BUYER will be entitled to rely upon its dealings with the BUILDER in respect of technical matters under and for the purpose of this Contract as reflecting the collective action and agreement of the SELLER.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

5.	AMENDMENT

Unless otherwise stated herein no provision of this Contract may be amended, modified, waived or rescinded except by an instrument in writing executed by each of the parties hereto.

6.	ENTIRE AGREMENT

This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Contract.

In WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed on the day and year first above written.

THE BUYER:

OCEANUS INVESTMENTS LIMITED

By:

Name:
Title:

THE SELLER:

Jiangsu Tianchen Marine Import & Export Co., Ltd. (Trading House)

By:

Name:

Title:   Attorney-in-Fact

Jiangsu New Yangzi Shipbuilding Co., Ltd.

By:

Name:

Title:   Attorney-in-Fact

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

Jiangsu Yangzijiang Shipbuilding Co., Ltd.

By:

Name:

Title:   Attorney-in-Fact

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

Exhibit "A": IRREVOCABLE LETTER OF REFUND GUARANTEE

[This format as below is for reference only, and the form and substance of Refund Guarantee shall be subject to final mutual agreement between the SELLER and the BUYER]

BANK:

TO:

ADD.:

OUR REF. NO.: [_______________]

ISSUING DATE: [_______________]

WE, [BANK NAME], WHOSE REGISTERED OFFICE IS AT ____________ REFER TO THE SHIPBUILDING CONTRACT NO.2013NYZ______GR DATED ___, 2014, BETWEEN JIANGSU TIANCHEN MARINE IMPORT AND EXPORT CO., LTD. WITH ITS REGISTERED OFFICE AT ROOM 602, No.260 FURONG ROAD, JIANGYIN CITY, JIANGSU PROVINCE, P.R.CHINA AND JIANGSU NEW YANGZI SHIPBUILDING CO., LTD. WITH ITS REGISTERED OFFICE AT NO.1 LIANYI ROAD, JIANGYIN-JINGJIANG INDUSTRY ZONE, JINGJIANG CITY, JIANGSU PROVINCE, P.R.CHINA AND JIANGSU YANGZIJIANG SHIPBUILDING CO., LTD. WITH ITS REGISTERED OFFICE AT NO.38 SHIYUGANG ROAD, JIANGYIN CITY, JIANGSU PROVINCE, P.R.CHINA (HEREINAFTER COLLECTIVELY CALLED THE 'SELLER') AND ___________________, WITH ITS REGISTERED OFFICE AT ___________________(HEREINAFTER CALLED THE 'BUYER'), (HEREINAFTER CALLED THE 'CONTRACT') FOR THE CONSTRUCTION AND DELIVERY OF 1 (ONE) 82,000 DWT KAMSARMAX BULK CARRIER WITH YARD'S HULL NO. YZJ2013-___ (HEREINAFTER CALLED THE 'VESSEL').

ACCORDING TO THE PROVISIONS OF THE CONTRACT, THE BUYER IS OBLIGED TO EFFECT THE ADVANCE PAYMENT TO THE SELLER, AS FOLLOWS:

1. ON SIGNING OF THE CONTRACT AND AFTER THE RECEIPT BY BUYER OF THIS REFUND GUARANTEE: UNITED STATES DOLLARS _________________ ONLY (USD_________),

WE HEREBY ESTABLISH OUR UNCONDITIONAL, ABSOLUTE AND IRREVOCABLE LETTER OF GUARANTEE IN FAVOUR OF THE BUYER AS SECURITY FOR THE REFUND OF THE ADVANCE PAYMENT UNDER ANY CIRCUMSTANCES WHERE UNDER THE CONTRACT THE BUYER IS ENTITLED TO A REFUND.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

WE HEREBY UNDERTAKE, AS PRIMARY OBLIGOR AND NOT MERELY AS SURETY ONLY, TO REFUND TO THE BUYER THE ADVANCE INSTALLMENT PAYMENTS WITHIN 20 DAYS AFTER RECEIPT OF THE BUYER'S FIRST WRITTEN DEMAND ('FIRST DEMAND'), IN AN AMOUNT UP TO BUT NOT EXCEEDING UNITED STATES DOLLARS _______________ ONLY(USD_________), TOGETHER WITH THE INTEREST CALCULATED AT THE RATE OF ___ (_) PERCENT PER ANNUM IF THE CONTRACT IS CANCELLED OR RESCINDED FOR ANY REASON (EXCEPT IN THE EVENT OF TOTAL LOSS AS DESCRIBED IN ARTICLE XII OR PERMISSIBLE DELAYS AS DESCRIBED IN ARTICLE VIII, IN WHICH CASE NO INTEREST WILL BE PAID) WHATSOEVER FROM THE DATE OF THE SELLER'S RECEIPT THROUGH JIANGSU TIANCHEN MARINE IMPORT AND EXPORT CO., LTD’S ACCOUNT NO. __________ WITH [BANK NAME] (SWIFT CODE:___________), OF THE ADVANCE INSTALLMENT TO THE DATE OF OUR PAYMENT HEREUNDER.

SUCH FIRST DEMAND MADE BY THE BUYER SHOULD BE RECEIVED BY US WITHIN THE VALIDITY OF THIS REFUND GUARANTEE AND MUST STATE:

I. THAT THE CANCELLATION AND/OR RECISSION OF THE CONTRACT HAS BEEN EXERCISED BY THE BUYER UNDER AND PURSUANT TO ANY OF THE PROVISIONS OF THE CONTRACT PERMITTING THE BUYER TO DO SO, AND

II. THAT THE SELLER HAS FAILED TO COMPLY WITH ITS OBLIGATIONS TO REFUND THE ADVANCE PAYMENTS WITH RESPECT TO THE AMOUNT CLAIMED HEREUNDER, AND

III. THE AMOUNT DEMANDED BY YOU UNDER THIS REFUND GUARANTEE.

THIS LETTER OF GUARANTEE SHALL BECOME EFFECTIVE FROM THE DATE OF THE ACTUAL RECEIPT OF THE ADVANCE INSTALLMENT OF USD_________ UNDER THE CONTRACT BY THE SELLER INTO JIANGSU TIANCHEN MARINE IMPORT AND EXPORT CO., LTD.’S ACCOUNT NO. _________ HELD WITH [BANK NAME] FROM YOU.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

THE AVAILABLE AMOUNT UNDER THIS LETTER OF GUARANTEE SHALL NEVERTHELESS ON NO ACCOUNT EXCEED THE AMOUNT ACTUALLY PAID TO THE SELLER, PLUS THE INTEREST CALCULATED AND DESCRIBED AT ___ (_) PERCENT OR ZERO PERCENT PER ANNUM (AS ABOVE) FROM THE DATE OF THE SELLER'S RECEIPT VIA [           ], OF EACH INSTALLMENT TO THE DATE OF OUR PAYMENT HEREUNDER.

IF WITHIN TWENTY (20) DAYS OF OUR RECEIPT OF A FIRST DEMAND UNDER THIS LETTER OF GUARANTEE THE SELLER INFORMS US THAT ARBITRATION PROCEEDINGS HAVE BEEN COMMENCED IN RELATION TO WHETHER THE SELLER SHALL BE LIABLE TO REPAY THE ADVANCE INSTALLMENT PAID BY YOU, OR CONSEQUENTLY WHETHER YOU SHALL HAVE THE RIGHT TO DEMAND REPAYMENT FROM US AND THE SELLER PROVIDES US WITH A COPY OF THE SELLER'S NOTICE TO YOU STATING THE NAME OF THE ARBITRATOR APPOINTED BY THE SELLER AND THE QUESTION OR QUESTIONS AS TO WHICH THE SELLER OR THE BUYER IS DEMANDING ARBITRATION AS REQUIRED PURSUANT TO ARTICLE XIII OF THE CONTRACT, WE SHALL BE ENTITLED TO WITHHOLD PAYMENT UNDER THIS LETTER OF GUARANTEE UNTIL THE FINAL ARBITRATION AWARD IS PUBLISHED OR AN AMICABLE SETTLEMENT HAS BEEN REACHED BETWEEN YOU AND THE SELLER. WE SHALL NOT BE OBLIGATED TO MAKE ANY PAYMENT TO YOU UNLESS THE FINAL ARBITRATION AWARD OR AMICABLE SETTLEMENT AGREEMENT AGREED AND SIGNED BETWEEN THE BUYER AND THE SELLER (HEREINAFTER CALLED THE AWARD OR SETTLEMENT) REQUIRES THE SELLER TO MAKE REPAYMENT. IF THE SELLER FAILS TO HONOUR THE AWARD, OR SETTLEMENT WITHIN THIRTY (30) DAYS AFTER PUBLICATION OF SUCH AWARD OR EXECUTION OF SUCH SETTLEMENT, THEN WE SHALL IMMEDIATELY REFUND TO YOU SUCH AMOUNT AS SET OUT IN THE AWARD, OR SETTLEMENT ORDERS, HOWEVER, NOT EXCEEDING UNITED STATES DOLLARS ___________ ONLY(USD_______) PLUS THE INTEREST DESCRIBED ABOVE UPON PRESENTATION TO US OF THE FURTHER WRITTEN DEMAND OF THE BUYER ('FURTHER DEMAND') AND PROVISION EITHER BY YOU OR THE SELLER OF A COPY OF AWARD, OR SETTLEMENT.

SUCH FURTHER DEMAND MUST STATE:

1). THE AWARD OR SETTLEMENT HAS BEEN AWARDED, GIVEN OR CONCLUDED (AS THE CASE MAY BE), AND

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

2). THE AMOUNT THE SELLER IS OBLIGED TO PAY YOU PURSUANT TO SUCH AWARD OR SETTLEMENT, AND

3). THAT YOU HAVE NOT RECEIVED FROM THE SELLER THE AMOUNT PAYABLE BY THE SELLER TO YOU IN SATISFACTION OF SUCH AWARD OR SETTLEMENT, AND ACCORDINGLY,

4). THE AMOUNT DEMANDED BY YOU UNDER THIS REFUND GUARANTEE.

ANY DEMAND (THE FIRST DEMAND AND/OR ANY FURTHER DEMAND) FOR PAYMENT UNDER THIS LETTER OF GUARANTEE MUST BE RECEIVED BY US VIA SWIFT (SWIFTCODE:________) THROUGH ADVISING BAN (SWIFT CODE:XXX) OF THIS LETTER OF GUARANTEE OR POST INCLUDING THROUGH INTERNATIONAL COURIER COMPANY AT THIS OFFICE (____________), POST CODE: ________

WE CONFIRM THAT ANY DEMAND UNDER THIS LETTER OF GUARANTEE IS MADE IN GOOD TIME IF RECEIVED BY US ON OR BEFORE THE EXPIRY DATE (AS AUTOMATICALLY EXTENDED AS BELOW) NOTWITHSTANDING OUR RIGHT TO WITHHOLD PAYMENT WITH REGARD TO POSSIBLE ARBITRATION PROCEEDINGS AS MENTIONED ABOVE.

THE SAID PAYMENTS UNDER THIS LETTER OF GUARANTEE SHALL BE MADE BY US IN FREELY AVAILABLE UNITED STATES DOLLARS.

THE BUYER HAS THE RIGHT TO ASSIGN ALL ITS RIGHTS, TITLE AND INTEREST UNDER THIS LETTER OF GUARANTEE BY WAY OF SECURITY, EXCEPT THAT THE RIGHT FOR MAKING DEMAND WHICH SHALL REMAIN WITH YOURSELVES PROVIDED ONLY THAT NOTICE OF ANY SUCH ASSIGNMENT SHALL BE GIVEN TO US IN WRITING, AND WE AGREE TO ACKNOWLEDGE SUCH ASSIGNMENT IN WRITING PROMPTLY FOLLOWING RECEIPT OF SUCH NOTICE.

OUR OBLIGATION RESULTING FROM THIS GUARANTEE SHALL EXPIRE ON THE EXPIRY DATE, WHICH SHALL BE THE EARLIEST OCCURRENCE OF:

I) THE PRESENTATION TO US OF THE COPY OF THE PROTOCOL OF DELIVERY AND ACCEPTANCE, DULY AND JOINTLY SIGNED BY THE BUYER AND THE SELLER, FOR THE VESSEL, OR

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

II) A REFUND OF ALL SUMS SECURED BY THIS LETTER OF GUARANTEE HAS BEEN MADE BY THE SELLER UNDER THE CONTRACT OR BY US UNDER THIS LETTER OF GUARANTEE, OR

III) DELIVERY DATE PLUS 210 DAYS PLUS 30 DAYS.

HOWEVER, IN THE EVENT OF OUR RECEIPT OF A NOTICE MADE BY YOU OR THE SELLER INDICATING THERE IS STILL AN OUTSTANDING ARBITRATION RELATING TO AN ARBITRATION BETWEEN YOU AND THE SELLER REGARDING TO THE DISPUTES AS PROVIDED ABOVE, THE EXPIRY DATE SHALL AUTOMATICALLY BE EXTENDED TO THE DATE FALLING THIRTY (30) DAYS AFTER PUBLICATION OF A FINAL AWARD IN ARBITRATION PROCEEDINGS IN THE EVENT THAT ARBITRATION PROCEEDINGS ARE COMMENCED PURSUANT TO THE TERMS OF ARTICLE XIII OF THE CONTRACT BY EITHER PARTY OR TO THE DATE FALLING THIRTY (30) DAYS AFTER THE PUBLICATION OF AN AGREED SETTLEMENT.

UPON ITS EXPIRATION, THIS LETTER OF GUARANTEE SHALL AUTOMATICALLY BECOME NULL AND VOID, NO MATTER WHETHER IT IS RETURNED TO US OR NOT.

ANY PAYMENT BY US UNDER THIS GUARANTEE SHALL BE MADE WITHOUT ANY SETOFF, COUNTERCLAIM, DEDUCTION OR WITHHOLDING FOR OR ON ACCOUNT OF ANY TAXES, DUTIES, OR CHARGES WHATSOEVER UNLESS WE ARE COMPELLED BY LAW TO DEDUCT OR WITHHOLD THE SAME. IN THE LATTER EVENT WE SHALL MAKE THE MINIMUM DEDUCTION OR WITHHOLDING PERMITTED AND SHALL PAY SUCH ADDITIONAL AMOUNTS AS MAY BE NECESSARY IN ORDER THAT THE NET AMOUNT RECEIVED BY YOU AFTER SUCH DEDUCTIONS OR WITHHOLDINGS SHALL BE EQUAL TO THE AMOUNT WHICH WOULD HAVE BEEN RECEIVED HAD SUCH DEDUCTION OR WITHHOLDING NOT BEEN REQUIRED TO BE MADE.

WE HEREBY CONFIRM THAT WE WILL NOT BE RELEASED FROM OUR OBLIGATIONS ANY TIME BY REASON OF FORBEARANCE, WAIVER OR OTHER INDULGENCE GRANTED TO OR AGREED WITH THE SELLER OR ANY AMENDMENT OR VARIATION OF THE CONTRACT, ANY LEGAL LIMITATIONS, INVALIDITY, UNENFORCEABILITY OR OTHERWISE OF THE CONTRACT, OR THE LIQUIDATION, BANKRUPTCY OR SIMILAR OF EITHER THE BUYER OR THE SELLER OR ANY INTERMEDIATE PERFORMANCE OR OBLIGATION ON ACCOUNT BY THE SELLER OR ANY ACT, OMISSION, DEFENCE OR COUNTERCLAIM WHICH MIGHT OTHERWISE IMPAIR OR DISCHARGE OUR LIABILITY, UNDER THIS LETTER OF GUARANTEE.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

OUR OBLIGATIONS UNDER THIS LETTER OF GUARANTEE SHALL NOT BE DISCHARGED OR IMPAIRED BY ANY AMENDMENT OF OR SUPPLEMENT TO THE CONTRACT MUTUALLY AGREED BY THE SELLER AND THE BUYER.

WE HEREBY CONFIRM THAT OUR APPLICATION FOR REGISTRATION OF THIS LETTER OF GUARANTEE WILL BE FILED WITH THE STATE ADMINISTRATION OF FOREIGN EXCHANGE ('SAFE') AND THAT WE ARE DULY AUTHORISED TO ISSUE THIS LETTER OF GUARANTEE AND EFFECT PAYMENT HEREUNDER IN FOREIGN CURRENCY IN CASE OF UTILISATION. WE HEREBY IRREVOCABLY UNDERTAKE TO:

(1) PROMPTLY REGISTER THIS LETTER OF GUARANTEE WITH SAFE,

(2) KEEP THIS LETTER OF GUARANTEE DULY REGISTERED AT ALL RELEVANT TIMES WITH SAFE.

WE CONFIRM HEREWITH THAT WE ARE PERMITTED BY THE LAWS OF THE PEOPLE'S REPUBLIC OF CHINA TO:

(1) ISSUE GUARANTEES IN THE FORM OF THIS LETTER OF GUARANTEE,

(2) DESIGNATE ENGLISH LAW AS THE GOVERNING LAW OF THIS LETTER OF GUARANTEE AND LONDON AS PLACE FOR ARBITRATION TO TAKE PLACE,

(3) EFFECT PAYMENT HEREUNDER IN UNITED STATES DOLLARS, AND

(4) [BANK NAME], HEAD OFFICE IN _________________ HAS APPROVED ISSUANCE OF THIS LETTER OF GUARANTEE.

THIS LETTER OF GUARANTEE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF ENGLAND.

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

ANY DISPUTE BETWEEN US AND YOU ARISING OUT OF OR IN CONNECTION WITH THIS LETTER OF GUARANTEE SHALL BE REFERRED TO AND FINALLY RESOLVED BY ARBITRATION UNDER THE LONDON MARITIME ARBITRATORS ASSOCIATION (LMAA) TERMS CURRENT AT THE TIME WHEN THE ARBITRATION PROCEEDINGS ARE COMMENCED. THE ARBITRATION SHALL TAKE PLACE IN LONDON, ENGLAND AND BE CONDUCTED IN ENGLISH.

THE COURTS OF ENGLAND SHALL HAVE EXCLUSIVE JURISDICTION IN RELATION TO ALL MATTERS WHICH MAY ARISE OUT OF OR IN CONNECTION WITH ANY ARBITRATION UNDER THIS LETTER OF GUARANTEE.

YOURS FAITHFULLY

FOR AND ON BEHALF OF

[BANK NAME]

Shipbuilding Contract For Construction of One 82,000 DWT Bulk Carrier (Hull No.YZJ2013-1142)

Exhibit "B": IRREVOCABLE LETTER OF PAYMENT GUARANTEE

[This format as below is for reference only, and the form and substance of Payment Guarantee shall be subject to final mutual agreement between the SELLER and the BUYER]

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